                                                                  EXHIBIT 10.26b

                           FIVE-YEAR CREDIT AGREEMENT

                          Dated as of October 30, 2000

            POLYONE CORPORATION, an Ohio corporation and successor to The Geon Company and M.A. Hanna Company (the "Company"), the banks, financial institutions and other institutional lenders (the "Initial Lenders") listed on the signature pages hereof, SALOMON SMITH BARNEY INC., as sole lead arranger, DEUTSCHE BANK SECURITIES INC. and BANK ONE, NA, as syndication agents, and CITICORP USA, INC. ("Citicorp"), as administrative agent (the "Agent") for the Lenders (as hereinafter defined), agree as follows:

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

            SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

            "Acceptance" means a bankers' acceptance issued as part of a Competitive Bid Advance.

            "Advance" means a Revolving Credit Advance or a Competitive Bid Advance.

            "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 5% or, if such Person is a Borrower, 15%, or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

            "Agent's Account" means (a) in the case of Advances denominated in Dollars, the account of the Agent maintained by the Agent at Citicorp at its office at 399 Park Avenue, New York, New York 10043, Account No. 36852248, Attention: ____________, (b) in the case of Advances denominated in any Foreign Currency, the account of the Local Agent or the Sub-Agent designated in writing from time to time by the Agent to the Company and the Lenders for such purpose and (c) in any such case, such other account of the Agent as is designated in writing from time to time by the Agent to the Company and the Lenders for such purpose.

            "Amendment No. 2" means Amendment No. 2 to the Credit Agreement, dated as of November 21, 2001.

            "Amendment No. 4" means Amendment, Waiver and Consent No. 4 to the Credit Agreement, dated as of March ___, 2002.

            "Amendment No. 2 Effective Date" means the date on which the conditions precedent to the effectiveness of Amendment No. 2 have been satisfied or waived by the Required Lenders.

            "Amendment No. 4 Effective Date" means the date on which the conditions precedent to the effectiveness of Amendment No. 4 have been satisfied or waived by the Required Lenders.

            "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance and such Lender's Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance and, in the case of a Competitive Bid Advance, the office of such Lender notified by such Lender to the Agent as its Applicable Lending Office with respect to such Competitive Bid Advance.

            "Applicable Margin" means, as of any date of determination, a rate per annum determined by reference to the Performance Level applicable on such date as set forth below:

                              Applicable Margin for Base    Applicable Margin for Eurocurrency
Performance Level                    Rate Advances                    Rate Advances
-----------------             --------------------------    ----------------------------------
    I                                0.000%                               0.775%

    II                               0.500%                               1.000%

   III                               0.500%                               1.225%

    IV                               1.000%                               1.525%

    V                                1.250%                               1.750%

    VI                               1.500%                               2.200%

   VII                               2.000%                               2.700%

   VIII                              2.250%                               3.100%

      provided, that for the period beginning October 1, 2001 until December 31, 2001, the Applicable Margin shall be determined by reference to Performance Level VI.

            "Applicable Percentage" means, as of any date of determination, a rate per annum determined by reference to the Performance Level applicable on such date as set forth below:


Performance Level                Applicable Percentage
      I                                0.100%

     II                                0.125%

     III                               0.150%

     IV                                0.225%

      V                                0.250 %

     VI                                0.300%

     VII                               0.300%

    VIII                               0.400%

            provided, that for the period beginning October 1, 2001 until December 31, 2001, the Applicable Percentage shall be determined by reference to Performance Level VI.

            "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

            "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

            (a) the rate of interest announced publicly by Citicorp USA, Inc. in New York, New York, from time to time, as Citicorp USA, Inc.'s base rate;

            (b) the sum (adjusted to the nearest 1/4 of 1% or, if there is no nearest 1/4 of 1%, to the next higher 1/4 of 1%) of (i)1/2 of 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average

      (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citicorp on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citicorp from three New York certificate of deposit dealers of recognized standing selected by Citicorp, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citicorp with respect to liabilities consisting of or including (among other liabilities) three-month U.S. dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citicorp for determining the then current annual assessment payable by Citicorp to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citicorp in the United States; and

            (c) 1/2 of one percent per annum above the Federal Funds Rate.

            "Base Rate Advance" means a Revolving Credit Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(i).

            "Borrowed Debt" means Debt described in clauses (a) through (e) of the definition thereof.

            "Borrowed Debt/EBITDA Ratio" means, as of any date, the ratio computed by dividing (a) Borrowed Debt of the Company and its Subsidiaries, including their pro rata share of Sunbelt, on a Consolidated basis as of such date by (b) EBITDA of the Company and its Subsidiaries, including their pro rata share of Sunbelt, on a Consolidated basis for the four consecutive fiscal quarters of the Company most recently ended as of such date; provided that clause (b) of this definition shall be calculated to include the EBITDA for such period of four consecutive fiscal quarters of any business acquired by the Company or its Subsidiaries during such period. The Borrowed Debt/EBITDA Ratio shall be determined as of the date on which the Company delivers to the Agent a Consolidated balance sheet of the Company and its Subsidiaries as of the end of a fiscal quarter and Consolidated statements of income and cash flows of the Company and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such quarter, duly certified (subject to year end audit adjustments) by the chief financial officer or the controller of the Company as having been prepared in accordance with generally accepted accounting principles, together with a certificate of said officer setting forth in reasonable detail the calculations necessary to demonstrate the Borrowed Debt/EBITDA Ratio for the fiscal period then ended.

            "Borrower" means the Company or any Designated Subsidiary, as the context requires.

            "Borrowing" means a Revolving Credit Borrowing or a Competitive Bid Borrowing.

            "Business Day" means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurocurrency Rate Advances or LIBO Rate Advances, on which dealings are carried on in the London interbank market and banks are open for business in London and in the country of issue of the currency of such Eurocurrency Rate Advance or LIBO Rate Advance (or, in the case of an Advance denominated in the Euro, in Frankfurt, Germany) and, if the applicable Business Day relates to any Local Rate Advances on which banks are open for business in the principal financial center of the country of issue of the currency of such Local Rate Advance.

            "Capital Expenditures" means, for any Person for any period, the sum of, without duplication, (a) all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person or have a useful life of more than one year plus (b) the aggregate principal amount of all Debt (including obligations under Capitalized Leases) assumed or incurred in connection with any such expenditures.

            "Capitalized Leases" means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

            "Cash Interest Expense" means, for any fiscal period of the Company, interest expense on all Debt of the Company and its Subsidiaries, net of interest income, in accordance with GAAP and including, without limitation, to the extent not otherwise included in accordance with GAAP,
      (a) interest expense in respect of Debt resulting from Advances, (b) the interest component of obligations under leases that have or should have been or should be, in accordance with GAAP, recorded as capital leases,
      (c) commissions, discounts and other fees and charges payable in connection with letters of credit issued for the account of the Company or any of its Subsidiaries, (d) the net payment, if any, payable in connection with Hedge Agreements and (e) fees paid pursuant to Section 2.04(a), but excluding, in each case, (w) any amounts accrued or payable in connection with the Receivables Financing, (x) amortization of original issue discount, (y) the interest portion of any deferred payment obligation and (z) other interest not payable in cash.

            "Collateral" means all "Collateral" referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Collateral Trustees for the benefit of the Secured Parties.

            "Collateral Account" has the meaning specified in the Security Agreement.

            "Collateral Documents" means the Security Agreement, the Mortgages, the Collateral Trust Agreements, the Receivables Intercreditor Agreement and any other agreement that creates or purports to create a Lien in favor of the Agent for the benefit of the Secured Parties.

            "Collateral Trigger" means the earlier of the issuance of the Senior Notes (2002) and May 15, 2002.

            "Collateral Trust Agreements" has the meaning specified in Section 5.01(l).

            "Collateral Trustees" has the meaning specified in the Collateral Trust Agreements.

            "Commitment" means as to any Lender (a) the Dollar amount set forth opposite such Lender's name on the signature pages hereof, (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the Dollar amount set forth in such Assumption Agreement or (C) if such Lender has entered into any Assignment and Acceptance, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(g), as such amount may be reduced pursuant to Section 2.05.

            "Committed Currencies" means lawful currency of the United Kingdom of Great Britain and Northern Ireland, lawful currency of Japan and lawful currency of the European Economic and Monetary Union and all other freely available currencies approved by all Lenders and the Agent.

            "Competitive Bid Advance" means an advance by a Lender to any Borrower as part of a Competitive Bid Borrowing resulting from the auction bidding procedure described in Section 2.03 and refers to an issue of Acceptances, a Fixed Rate Advance, a LIBO Rate Advance or a Local Rate Advance.

            "Competitive Bid Borrowing" means a borrowing consisting of simultaneous Competitive Bid Advances from each of the Lenders whose offer to make one or more Competitive Bid Advances as part of such borrowing has been accepted under the auction bidding procedure described in Section 2.03.

            "Competitive Bid Note" means the promissory note of any Borrower payable to the order of any Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of such Borrower to such Lender resulting from the Competitive Bid Advance made by such Lender to such Borrower.

            "Competitive Bid Reduction" has the meaning specified in Section
      2.01.

            "Confidential Information" means information that any Borrower furnishes to the Agent, the Local Agent, the Sub-Agent or any Lender in a writing designated as confidential or otherwise on a confidential basis if such information otherwise furnished is reduced to a writing designated as confidential within 30 days of the initial disclosure thereof to the Agent, the Local Agent, the Sub-Agent or any Lender, but does not include any such information that is or becomes generally available to the public other than a result of a breach by any of the Agent, the Local Agent, the Sub-Agent or any Lender of its obligations hereunder or that is or becomes available to the Agent or such Lender from a source other than a Borrower or any consultant employed by the Agent to provide technical advice that is not, to the best of the Agent's , Local Agent's, Sub-Agent's or such Lender's knowledge, acting in violation of a confidentiality agreement with any Borrower.

            "Consolidated" refers to the consolidation of accounts in accordance with GAAP.

            "Convert", "Conversion" and "Converted" each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.08 or 2.09.

            "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments,
      (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit and (g) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to in effect guaranty, any Debt of others of the kinds referred to in clauses (a) through (f) above through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss or (3) otherwise to assure a creditor against loss; provided, that the term "Debt" shall not include obligations under the Receivables Financing.

            "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

            "Designated Bidder" means (a) an Eligible Assignee or (b) a special purpose corporation that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and that issues (or the parent of which issues) commercial paper rated at least "Prime-1" (or the then equivalent grade) by Moody's or "A-1" (or the then equivalent grade) by S&P that, in the case of either clause (a) or (b), (i) shall have become a party hereto pursuant to Section 9.07(d),
      (e) and (f) and (ii) is not otherwise a Lender.

            "Designation Agreement" means a designation agreement entered into by a Lender (other than a Designated Bidder) and a Designated Bidder, and accepted by the Agent, in substantially the form of Exhibit D hereto.

            "Designated Subsidiary" means any Subsidiary of the Company designated for borrowing privileges under this Agreement pursuant to
      Section 9.09.

            "Designation Letter" means, with respect to any Designated Subsidiary, a letter in the form of Exhibit E hereto signed by such Designated Subsidiary and the Company.

            "Disclosed Litigation" has the meaning specified in Section 3.01(b).

            "Dollar Amount" means, with respect to any outstanding Advance on any day (a) the outstanding principal amount of such Advance if it is an Advance denominated in Dollars and (b) the Equivalent in Dollars (determined on the third business Day prior to such day) of (i) the outstanding principal amount of such Advance if it is an Advance denominated in a Foreign Currency or (ii) the aggregate face amount of such Advance if it is an issue of Acceptance.

            "Dollars" and the "$" sign each means lawful currency of the United States of America.

            "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.

            "EBITDA" means, for any period, net income (or net loss) plus the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense (e) non-cash extraordinary or unusual losses deducted in calculating net income and resulting from business rationalizations and facility closures in an aggregate amount from the date hereof not to exceed $50,000,000 less non-cash extraordinary or unusual gains added in calculating net income, provided, that for the calendar year 2001, such amount included in this clause (e) for extraordinary and unusual losses resulting from business rationalizations and facility closures shall include cash charges for such losses in an aggregate amount not to exceed $14,800,000 and (f) from October 1, 2001 through June 30, 2003, cash extraordinary or unusual losses deducted in calculating net income resulting from the Triple Crown restructuring as and when incurred (when received or expensed), rather than on an accrual basis, in each case determined in accordance with GAAP for such period.

            "Effective Date" has the meaning specified in Section 3.01.

            "Eligible Assignee" means (i) a Lender; (ii) an Affiliate of a Lender; and (iii) any other Person approved by the Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.07, the Company, such approval not to be unreasonably withheld or delayed; provided, however, that neither the Company nor an Affiliate of the Company shall qualify as an Eligible Assignee.

            "Environmental Action" means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement arising under any Environmental Law or Environmental Permit or relating to Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

            "Environmental Law" means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to the environment or Hazardous Materials.

            "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

            "Equity Interests" means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

            "Equivalent" in Dollars of any Foreign Currency on any date means the equivalent in Dollars of such Foreign Currency determined by using the quoted spot rate at which the Sub-Agent's principal office in London offers to exchange Dollars for such Foreign Currency in London prior to 4:00 P.M. (London time) (unless otherwise indicated by the terms of this Agreement) on such date as is required pursuant to the terms of this Agreement, and the "Equivalent" in any Foreign Currency of Dollars means the equivalent in such Foreign Currency of Dollars determined by using the quoted spot rate at which the Sub-Agent's principal office in London offers to exchange such Foreign Currency for Dollars in London prior to 4:00 P.M. (London time) (unless otherwise indicated by the terms of this Agreement) on such date as is required pursuant to the terms of this Agreement.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

            "ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the Company's controlled group, or under common control with the Company, within the meaning of Section 414 of the Internal Revenue Code.

            "ERISA Event" means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Company or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Company or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the failure by the Company or any of its ERISA Affiliates to make a payment to a Plan if the conditions for the imposition of a lien under Section 302(f)(1) of ERISA are satisfied; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that could reasonably be expected to constitute grounds for the termination of, or the appointment of a trustee to administer, a Plan.

            "Euro" means the lawful currency of the European Economic and Monetary Union.

            "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

            "Eurocurrency Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurocurrency Lending Office" opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.

            "Eurocurrency Rate" means, for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Revolving Credit Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Telerate Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars or the applicable Committed Currency at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in Dollars or the applicable Committed Currency is offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank's Eurocurrency Rate Advance comprising part of such Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Interest Period. If the Telerate Markets Page 3750 (or any successor page) is unavailable, the Eurocurrency Rate for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Revolving Credit Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.08.

            "Eurocurrency Rate Advance" means a Revolving Credit Advance denominated in Dollars or a Committed Currency that bears interest as provided in Section 2.07(a)(ii).

            "Eurocurrency Rate Reserve Percentage" for any Interest Period for all Eurocurrency Rate Advances or LIBO Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Advances or LIBO Rate Advances is determined) having a term equal to such Interest Period.

            "Events of Default" has the meaning specified in Section 6.01.

            "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

            "Fixed Rate Advances" has the meaning specified in Section 2.03(a)(i), which Advances shall be denominated in Dollars or in any Foreign Currency.

            "Foreign Currency" means any Committed Currency, the lawful currency of Canada and any other lawful currency (other than Dollars) that is freely transferable or convertible into Dollars.

            "GAAP" has the meaning specified in Section 1.03.

            "Hazardous Materials" means petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and any other chemicals, materials or substances designated, classified or regulated as being "hazardous" or "toxic" or words of similar import under any federal, state, local or foreign statute, law ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance.

            "Hedge Agreements" means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

            "Indebtedness" means Borrowed Debt plus outstanding obligations under the Receivables Financing.

            "Information Memorandum" means the information memorandum dated September, 2000 used by the Agent in connection with the syndication of the Commitments.

            "Insufficiency" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

            "Interest Coverage Ratio" means, with respect to any fiscal quarter, the ratio of (a) EBITDA of the Company and its Subsidiaries, including, at any time after demand for performance of the Company's guaranty of the obligations of Sunbelt has been made, their pro rata share of Sunbelt, on a Consolidated basis to (b) Cash Interest Expense of the Company and its Subsidiaries, including, at any time after demand for performance of the Company's guaranty of the obligations of Sunbelt has been made, their pro rata share of Sunbelt, on a Consolidated basis, in each case in the aggregate for the period of four consecutive fiscal quarters ended at the end of such fiscal quarter; provided that clause (a) of this definition shall be calculated to include the EBITDA for such period of four consecutive fiscal quarters of any business acquired by the Company or its Subsidiaries during such period.

            "Interest Period" means, for each Eurocurrency Rate Advance comprising part of the same Revolving Credit Borrowing and each LIBO Rate Advance comprising part of the same Competitive Bid Borrowing, the period commencing on the date of such Eurocurrency Rate Advance or LIBO Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurocurrency Rate Advance and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below and, thereafter, with respect to Eurocurrency Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three, six or nine months or, if available by all Lenders, twelve months, as such Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

                  (i) no Borrower may select any Interest Period that ends after the Termination Date;

                  (ii) Interest Periods commencing on the same date for
            Eurocurrency Rate Advances comprising part of the same Revolving Credit Borrowing or for LIBO Rate Advances comprising part of the same Competitive Bid Borrowing shall be of the same duration;

                  (iii) whenever the last day of any Interest Period would
            otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

                  (iv) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

            "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

            "Investment" in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (g) of the definition of "Debt" in respect of such Person.

            "Lenders" means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 9.07(a), (b) and (c) and, except when used in reference to a Revolving Credit Advance, a Revolving Credit Borrowing, a Revolving Credit Note, a Commitment or a related term, each Designated Bidder.

            "LIBO Rate" means, for any Interest Period for all LIBO Rate Advances comprising part of the same Competitive Bid Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing
      (a) the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Dow Jones Markets Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars or the applicable Committed Currency at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in Dollars or the applicable Foreign Currency is offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the amount that would be the Reference Banks' respective ratable shares of such Borrowing if such Borrowing were to be a Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Interest Period. If the Dow Jones Markets Telerate Page 3750 (or any successor page) is unavailable, the LIBO Rate for any Interest Period for each LIBO Rate Advance comprising part of the same Competitive Bid Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.08.

            "LIBO Rate Advances" means a Competitive Bid Advance denominated in Dollars or in any Foreign Currency and bearing interest based on the LIBO Rate.

            "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

            "Loan Documents" means this Agreement, the Notes and during the continuance of the Security Period, the Collateral Documents.

            "Local Agent" means Citibank Canada or any successor local agent that is a Canadian chartered bank so designated by the Agent.

            "Local Rate Advance" means a Competitive Bid Advance denominated in any Foreign Currency sourced from the jurisdiction of issuance of such Foreign Currency.

            "Material Adverse Change" means any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the Company or the Company and its Subsidiaries taken as a whole.

            "Material Adverse Effect" means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Company or the Company and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under this Agreement or any Note or (c) the ability of any Borrower to perform its obligations under this Agreement or any Note.

            "Moody's" means Moody's Investors Service, Inc.

            "Mortgage" has the meaning specified in Section 5.01(l).

            "Multiemployer Plan" means a multiemployer plan, as defined in
      Section 4001(a)(3) of ERISA, to which the Company or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

            "Multiple Employer Plan" means a single employer plan, as defined in
      Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any of its ERISA Affiliates and at least one Person other than the Company and its ERISA Affiliates or (b) was so maintained and in respect of which the Company or any of its ERISA Affiliates could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

            "Net Cash Proceeds" means, with respect to any issuance of any Debt or the sale or issuance of any Equity Interests (including, without limitation, any capital contribution) by any Person, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder's fees and other similar fees and commissions and (b) the amount of taxes payable in connection with or as a result of such transaction in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate of such Person and are properly attributable to such transaction or to the asset that is the subject thereof.

            "Note" means a Revolving Credit Note or a Competitive Bid Note.

            "Notice of Competitive Bid Borrowing" has the meaning specified in
      Section 2.03(a).

            "Notice of Revolving Credit Borrowing" has the meaning specified in
      Section 2.02(a).

            "Payment Office" means, for Canadian dollars, such office of the Local Agent and, for any other Foreign Currency, such office of the Sub-Agent, in each case, as shall be from time to time selected by the Agent and notified by the Agent to the Company and the Lenders.

            "PBGC" means the Pension Benefit Guaranty Corporation (or any successor).

            "Performance Level" means, as of any date of determination, the level set forth below as then applicable:

            I     Borrowed Debt/EBITDA Ratio is less than or equal to 2.75:1.00.

            II Borrowed Debt/EBITDA Ratio is greater than 2.75:1.00 but less than or equal to 3.00:1.00.

            III Borrowed Debt/EBITDA Ratio is greater than 3.00:1.00 but less than or equal to 3.50:1.00.

            IV Borrowed Debt/EBITDA Ratio is greater than 3.50:1.00 but less than or equal to 3.75:1.00.

            V Borrowed Debt/EBITDA Ratio is greater than 3.75:1.00 but less than or equal to 4.00:1.00.

            VI Borrowed Debt/EBITDA Ratio is greater than 4.00:1.00 but less than or equal to 4.25:1.00.

            VII Borrowed Debt/EBITDA Ratio is greater than 4.25:1.00 but less than or equal to 4.99:1.00.

            VIII Borrowed Debt/EBITDA Ratio is equal to or greater than 5.00:1.00.

For purposes of this definition, the Performance Level shall be determined as at the end of each fiscal quarter of the Company based upon the calculation of the Debt/EBITDA Ratio for such fiscal quarter. The Applicable Margin shall be adjusted (if necessary) upward or downward as of the first day of each fiscal quarter to reflect the Performance Level as of the last day of the immediately preceding fiscal quarter; provided that if such compliance certificate is delivered after the first day of a fiscal quarter, such adjustment shall be made on the first day following the delivery of such compliance certificate and shall be deemed to have become effective as of the first day of such fiscal quarter.

            "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

            "Plan" means a Single Employer Plan or a Multiple Employer Plan.

            "Receivables Financing" means, collectively, the transactions contemplated by (i) the Fifth Amended and Restated Trade Receivables Purchase and Sale Agreement to be dated on or before April 30, 2002, among PolyOne Funding Corporation, as Seller, PolyOne Corporation, individually and as Collection Agent, Ciesco, L.P., Corporate Receivables Corporation and the other Investors, if any, named therein and Citicorp North America, Inc., as Managing Agent and Agent for the Investors, (ii) the Fourth Amended and Restated Parallel Purchase Commitment to be dated on or before April 30, 2002 among PolyOne Funding Corporation, as Seller, PolyOne Corporation, individually and as Collection Agent, Citibank, N.A., as a Liquidity Bank and Citicorp North America, Inc., as Agent for the Liquidity Banks, (iii) the Receivables Contribution and Sale Agreement to be dated on or before April 30, 2002 between the Originators, as Sellers and PolyOne Funding Corporation, as Buyer and (iv) an Undertaking Agreement to be dated on or before April 30, 2002, entered into by PolyOne Corporation, in favor of the Investors, the Managing Agents, the Liquidity Banks, the Participants and Citicorp North America, Inc., as Agent.

            "Receivables Intercreditor Agreement" has the meaning specified in
      Section 5.01(l).

            "Reference Banks" means Citibank, Bank One, NA and Deutsche Bank AG.

            "Register" has the meaning specified in Section 9.07(g).

            "Required Lenders" means at any time Lenders owed at least a majority in interest of the then aggregate unpaid principal amount (based on the Equivalent in Dollars at such time) of the Revolving Credit Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least a majority in interest of the Commitments.

            "Restricted Subsidiary" means any U.S. Subsidiary that is a vehicle for holding interests in joint ventures or as to which the pledge of stock would trigger other third party rights.

            "Revolving Credit Advance" means an advance by a Lender to a Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance or a Eurocurrency Rate Advance (each of which shall be a "Type" of Revolving Credit Advance).

            "Revolving Credit Borrowing" means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

            "Revolving Credit Note" means a promissory note of a Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender.

            "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc.

            "Secured Parties" has the meaning specified in the Collateral Trust Agreements.

            "Security Agreement" has the meaning specified in Section 5.01(l).

            "Security Period" means the period, if any, beginning with the occurrence of the Collateral Trigger until the date thereafter, if any, on which the Borrowed Debt/EBITDA Ratio is less than 3.50:1 for any two consecutive fiscal quarters, determined as at the end of a fiscal quarter.

            "Senior Notes (2002)" means the senior unsecured notes to be issued pursuant to an Indenture to be dated on or before May 31, 2002, between PolyOne and the trustee named therein, in an aggregate principal amount of not less than $200,000,000.

            "Single Employer Plan" means a single employer plan, as defined in
      Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any of its ERISA Affiliates and no Person other than the Company and its ERISA Affiliates or (b) was so maintained and in respect of which the Company or any of its ERISA Affiliates could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

            "SPC" has the meaning specified in Section 8.07(i) hereto.

            "Sub-Agent" means Citibank International plc.

            "Subsidiary" means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock or the equivalent ownership or controlling interest, in either case having ordinary voting power to elect a majority of the board of directors, managers or trustees thereof (irrespective of whether at the time capital stock (or other evidence of ownership) of any other class or classes of such entity shall or might have the voting power upon the occurrence of any contingency) or
      (b) the beneficial interest in such trust or estate is at the time owned or controlled directly or indirectly, by the Company, by the Company and one or more of its other Subsidiaries or by one or more of the Company's other Subsidiaries.

            "Subsidiary Guarantors" means all Subsidiaries of the Company organized under the laws of the United States or any political subdivision thereof that are not Restricted Subsidiaries and other Subsidiaries as may be agreed, but not including Burton Rubber Company or [PolyOne Funding Corporation].

            "Subsidiary Guaranty" has the meaning specified in Section 5.01(l).

            "Sunbelt" means Sunbelt Chlor Alkali Partnership, a joint venture between a Subsidiary of the Company and a subsidiary of The Olin Corp. to construct and operate a new chlor alkali plant in McIntosh, Alabama.

            "Termination Date" means the earlier of (a) October 30, 2004 and (b) the date of termination in whole of the Commitments pursuant to Section
      2.05 or 6.01.

            "Total Tangible Assets" means total assets other than assets that are considered to be intangible assets under GAAP.

            "Type" refers to the distinction between Base Rate Advances and Eurocurrency Rate Advances.

            "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

            "Withdrawal Liability" has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

            SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

            SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles, as in effect December 31, 2000, consistent with those applied in the preparation of the financial statements referred to in
Section 4.01(e) ("GAAP").

                                   ARTICLE II

                        AMOUNTS AND TERMS OF THE ADVANCES

            SECTION 2.01. The Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to any Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount (based in respect of any Revolving Credit Advances to be denominated in a Committed Currency on the Equivalent in Dollars determined on the date of delivery of the applicable Notice of Revolving Credit Borrowing) not to exceed at any time outstanding such Lender's Commitment; provided that the aggregate amount of the Commitments of the Lenders shall be deemed used from time to time to the extent of the aggregate Dollar Amount of the Competitive Bid Advances then outstanding and such deemed use of the aggregate amount of the Commitments shall be allocated among the Lenders ratably according to their respective Commitments (such deemed use of the aggregate amount of the Commitments being a "Competitive Bid Reduction"). Each Revolving Credit Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof (or the Equivalent thereof in any Committed Currency determined on the date of delivery of the applicable Notice of Revolving Credit Borrowing) and shall consist of Revolving Credit Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender's Commitment, the Borrowers may borrow under this Section 2.01, prepay pursuant to Section 2.10 and reborrow under this Section 2.01.

            SECTION 2.02. Making the Revolving Credit Advances. (a) Each Revolving Credit Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in Dollars, (y) 4:00 P.M. (London time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in any Committed Currency, or (z) 11:00 A.M. (New York City time) on the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, by the applicable Borrower to the Agent (and, in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances, simultaneously to the Sub-Agent), which shall give to each Lender prompt notice thereof by telecopier or telex. Each such notice of a Revolving Credit Borrowing (a "Notice of Revolving Credit Borrowing") shall be by telephone, confirmed immediately in writing, or telecopier or telex in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Revolving Credit Borrowing, (ii) Type of Advances comprising such Revolving Credit Borrowing, (iii) aggregate amount of such Revolving Credit Borrowing, and (iv) in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances, initial Interest Period and currency for each such Revolving Credit Advance. Each Lender shall, before

1:00 P.M. (New York City time) on the date of such Revolving Credit Borrowing, in the case of a Revolving Credit Borrowing consisting of Advances denominated in Dollars, and before 11:00 A.M. (London time) on the date of such Revolving Credit Borrowing, in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in any Committed Currency, make available for the account of its Applicable Lending Office to the Agent at the applicable Agent's Account, in same day funds, such Lender's ratable portion of such Revolving Credit Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the applicable Borrower by depositing such funds into an account of such Borrower maintained with the Agent or the Sub-Agent or to such other account as such Borrower shall designate.

            (b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrowers may not select Eurocurrency Rate Advances for any Revolving Credit Borrowing if the aggregate amount of such Revolving Credit Borrowing is less than $10,000,000 or if the obligation of the Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.08 or
2.12 and (ii) the Eurocurrency Rate Advances may not be outstanding as part of more than five separate Revolving Credit Borrowings.

            (c) Each Notice of Revolving Credit Borrowing shall be binding on the applicable Borrower. In the case of any Revolving Credit Borrowing that the related Notice of Revolving Credit Borrowing specifies is to be comprised of Eurocurrency Rate Advances, the applicable Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any revocation of such Notice of Revolving Credit Borrowing by such Borrower or failure to fulfill on or before the date specified in such Notice of Revolving Credit Borrowing for such Revolving Credit Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Credit Advance to be made by such Lender as part of such Revolving Credit Borrowing when such Revolving Credit Advance, as a result of such revocation or failure, is not made on such date.

            (d) Unless the Agent shall have received notice from a Lender prior to the date of any Revolving Credit Borrowing that such Lender will not make available to the Agent such Lender's ratable portion of such Revolving Credit Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Revolving Credit Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the applicable Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent, at (i) in the case of such Borrower, the higher of (A) the interest rate applicable at the time to Revolving Credit Advances comprising such Revolving Credit Borrowing and (B) the cost of funds incurred by the Agent in respect of such amount and (ii) in the case of such Lender, (A) the Federal Funds Rate in the case of Advances denominated in Dollars or (B) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in Committed Currencies. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Revolving Credit Advance as part of such Revolving Credit Borrowing for purposes of this Agreement.

            (e) The failure of any Lender to make the Revolving Credit Advance to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Advance on the date of such Revolving Credit Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on the date of any Revolving Credit Borrowing.

            SECTION 2.03. The Competitive Bid Advances. (a) Each Lender severally agrees that any Borrower may make Competitive Bid Borrowings under this Section 2.03 from time to time on any Business Day during the period from the date hereof until the date occurring 30 days prior to the Termination Date in the manner set forth below; provided that, following the making of each Competitive Bid Borrowing, the aggregate Dollar Amount of the Advances then outstanding shall not exceed the aggregate amount of the Commitments of the Lenders (computed without regard to any Competitive Bid Reduction).

            (i) Any Borrower may request a Competitive Bid Borrowing under this
      Section 2.03 by delivering to the Agent (and, in the case of a Competitive Bid Borrowing not consisting of Fixed Rate Advances or LIBO Rate Advances to be denominated in Dollars or Canadian dollars, simultaneously to the Sub-Agent), by telecopier or telex, a notice of a Competitive Bid Borrowing (a "Notice of Competitive Bid Borrowing"), in substantially the form of Exhibit B-2 hereto, specifying therein the requested (A) date of such proposed Competitive Bid Borrowing, (B) aggregate amount of such proposed Competitive Bid Borrowing, (C) interest rate basis and day count convention to be offered by the Lenders, (D) currency of such proposed Competitive Bid Borrowing, (E) in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, Interest Period, or in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances or Local Rate Advances, maturity date for repayment of each Fixed Rate Advance or Local Rate Advance to be made as part of such Competitive Bid Borrowing (which maturity date may not be earlier than the date occurring seven days after the date of such Competitive Bid Borrowing or later than the earlier of
      (I) 180 days after the date of such Competitive Bid Borrowing and (II) the Termination Date), (F) interest payment date or dates relating thereto,
      (G) location of such Borrower's account to which funds are to be advanced and (H) other terms (if any) to be applicable to such Competitive Bid Borrowing, not later than (1) 9:00 A.M. (New York City time) at least one Business Day prior to the date of the proposed Competitive Bid Borrowing, if such Borrower shall specify in the Notice of Competitive Bid Borrowing that the rates of interest to be offered by the Lenders shall be fixed rates per annum (the Advances comprising any such Competitive Bid Borrowing being referred to herein as "Fixed Rate Advances") and that the Advances comprising such proposed Competitive Bid Borrowing shall be denominated in Dollars, (2) 10:00 A.M. (New York City time) at least four Business Days prior to the date of the proposed Competitive Bid Borrowing, if such Borrower shall specify in the Notice of Competitive Bid Borrowing that the Advances comprising such Competitive Bid Borrowing shall be LIBO Rate Advances denominated in Dollars, (3) 10:00 A.M. (New York City time) at least two Business Days prior to the date of the proposed Competitive Bid Borrowing, if such Borrower shall specify in the Notice of Competitive Bid Borrowing that the Advances comprising such proposed Competitive Bid Borrowing shall be either Fixed Rate Advances denominated in Canadian dollars or Local Rate Advances denominated in Canadian dollars, (4) 10:00 A.M. (London time) at least two Business Days prior to the date of the proposed Competitive Bid Borrowing, if such Borrower shall specify in the Notice of Competitive Bid Borrowing that the Advances comprising such proposed Competitive Bid Borrowing shall be either Fixed Rate Advances denominated in any Foreign Currency (other than Canadian dollars) or Local Rate Advances denominated in any Foreign Currency (other than Canadian dollars) and (5) 10:00 A.M. (London time) at least four Business Days prior to the date of the proposed Competitive Bid Borrowing, if such Borrower shall instead specify in the Notice of Competitive Bid Borrowing that the Advances comprising such Competitive Bid Borrowing shall be LIBO Rate Advances denominated in any Foreign Currency (other than Canadian dollars). Each Notice of Competitive Bid Borrowing shall be irrevocable and binding on the Borrower giving such notice. Any Notice of Competitive Bid Borrowing by a Designated Subsidiary shall be given to the Agent in accordance with the preceding sentence through the Company on behalf of such Designated Subsidiary. The Agent or the Sub-Agent, as the case may be, shall in turn promptly notify each Lender of each request for a Competitive Bid Borrowing received by it from such Borrower by sending such Lender a copy of the related Notice of Competitive Bid Borrowing.

            (ii) Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Competitive Bid Advances to the Borrower proposing the Competitive Bid Borrowing as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Agent or the Sub-Agent, as the case may be (which shall give prompt notice thereof to such Borrower),
      (A) before 9:30 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances denominated in Dollars, (B) before 10:00 A.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, denominated in Dollars, (C) before 10:00 A.M. (New York City time) on the Business Day prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of either Fixed Rate Advances denominated in Canadian dollars or Local Rate Advances denominated in Canadian dollars, (D) before 12:00 noon (London time) on the Business Day prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of either Fixed Rate Advances denominated in any Foreign Currency (other than

      Canadian dollars) or Local Rate Advances denominated in any Foreign Currency (other than Canadian dollars) and (E) before 12:00 noon (London time) on the third Business Day prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances denominated in any Foreign Currency (other than Canadian dollars), of the minimum amount and maximum amount of each Competitive Bid Advance which such Lender would be willing to make as part of such proposed Competitive Bid Borrowing (which amounts or the Equivalent thereof in Dollars, as the case may be, of such proposed Competitive Bid may, subject to the proviso to the first sentence of this
      Section 2.03(a), exceed such Lender's Commitment, if any), the rate or rates of interest therefor and such Lender's Applicable Lending Office with respect to such Competitive Bid Advance; provided that if the Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify such Borrower of such offer at least 30 minutes before the time and on the date on which notice of such election is to be given to the Agent or to the Sub-Agent, as the case may be, by the other Lenders. If any Lender shall elect not to make such an offer, such Lender shall so notify the Agent before 10:00 A.M. (New York City time) or the Sub-Agent before 12:00 noon (London time) on the date on which notice of such election is to be given to the Agent or to the Sub-Agent, as the case may be, by the other Lenders, and such Lender shall not be obligated to, and shall not, make any Competitive Bid Advance as part of such Competitive Bid Borrowing; provided that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Bid Advance as part of such proposed Competitive Bid Borrowing. Each Lender that offers to make a Competitive Bid Advance denominated in Canadian dollars shall (x) be deemed to have represented and warranted to the applicable Borrower that it is not, and for so long as such Competitive Bid Advance shall remain outstanding it will not become, a non-resident of Canada within the meaning of the Income Tax Act (Canada) and (y) have entered into an Acceptance Agreement in the form of Exhibit H hereto.

            (iii) The Borrower proposing the Competitive Bid Borrowing shall, in turn (A) before 10:30 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances denominated in Dollars, (B) before 11:00 A.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances denominated in Dollars, (C) before 3:00 P.M. (New York City time) on the Business Day prior to the date of such Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of either Fixed Rate Advances denominated in Canadian dollars or Local Rate Advances denominated in Canadian dollars, (D) before 3:00 P.M. (London time) on the Business Day prior to the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of either Fixed Rate Advances denominated in any Foreign Currency (other than Canadian dollars) or Local Rate Advances denominated in any Foreign Currency and (E) before 3:00 P.M. (London time) on the third Business Day prior to the date of such Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances denominated in any Foreign Currency (other than Canadian dollars), either:

                  (x) cancel such Competitive Bid Borrowing by giving the Agent notice to that effect, or

                  (y) accept one or more of the offers made by any Lender or
            Lenders pursuant to paragraph (ii) above, in its sole discretion, by giving notice to the Agent or to the Sub-Agent, as the case may be, of the amount of each Competitive Bid Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to such Borrower by the Agent or the Sub-Agent, as the case may be, on behalf of such Lender for such Competitive Bid Advance pursuant to paragraph (ii) above) to be made by each Lender as part of such Competitive Bid Borrowing, and reject any remaining offers made by Lenders pursuant to paragraph (ii) above by giving the Agent or the Sub-Agent, as the case may be, notice to that effect. Such Borrower shall accept the offers made by any Lender or Lenders to make Competitive Bid Advances in order of the lowest to the highest rates of interest offered by such Lenders. If two or more Lenders have offered the same interest rate, the amount to be borrowed at such interest rate will be allocated among such Lenders in proportion to the amount that each such Lender offered at such interest rate.

            (iv) If the Borrower proposing the Competitive Bid Borrowing notifies the Agent or the Sub-Agent, as the case may be, that such Competitive Bid Borrowing is cancelled pursuant to paragraph (iii)(x) above, the Agent or the Sub-Agent, as the case may be, shall give prompt notice thereof to the Lenders and such Competitive Bid Borrowing shall not be made.

            (v) If the Borrower proposing the Competitive Bid Borrowing accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(y) above, the Agent or the Sub-Agent, as the case may be, shall in turn promptly notify (A) each Lender that has made an offer as described in paragraph (ii) above, of the date and aggregate amount of such Competitive Bid Borrowing and whether or not any offer or offers made by such Lender pursuant to paragraph (ii) above have been accepted by such Borrower, (B) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, of the amount of each Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing, and (C) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, upon receipt, that the Agent or the Sub-Agent, as the case may be, has received forms of documents appearing to fulfill the applicable conditions set forth in Article III. Each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing shall, before 11:00 A.M. (New York City time), in the case of Competitive Bid Advances to be denominated in Dollars or Canadian dollars or 11:00 A.M. (London time), in the case of Competitive Bid Advances to be denominated in any Foreign Currency (other than Canadian dollars), on the date of such Competitive Bid Borrowing specified in the notice received from the Agent or the Sub-Agent, as the case may be, pursuant to clause (A) of the preceding sentence or any later time when such Lender shall have received notice from the Agent or the Sub-Agent, as the case may be pursuant to clause (C) of the preceding sentence, make available for the account of its Applicable Lending Office to (x) the Agent in the case of a Competitive Bid Borrowing denominated in Dollars, at its address referred to in Section 9.02, in same day funds, such Lender's portion of such Competitive Bid Borrowing in Dollars, (y) the Local Agent in the case of a Competitive Bid Borrowing denominated in Canadian dollars, at the applicable Payment Office, in same day funds, such Lender's portion of such Competitive Bid Borrowing denominated in Canadian dollars and (z) in the case of a Competitive Bid Borrowing denominated in a Foreign Currency (other than Canadian dollars), at the Payment Office for such Foreign Currency as shall have been notified by the Agent to the Lenders prior thereto, in same day funds, such Lender's portion of such Competitive Bid Borrowing in such Foreign Currency. Upon fulfillment of the applicable conditions set forth in Article III and after receipt by the Agent of such funds, the Agent will make such funds available to such Borrower at the location specified by such Borrower in its Notice of Competitive Bid Borrowing. Promptly after each Competitive Bid Borrowing the Agent will notify each Lender of the amount of the Competitive Bid Borrowing, the consequent Competitive Bid Reduction and the dates upon which such Competitive Bid Reduction commenced and will terminate.

            (vi) If the Borrower proposing the Competitive Bid Borrowing notifies the Agent or the Sub-Agent, as the case may be, that it accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(y) above, such notice of acceptance shall be irrevocable and binding on such Borrower. The Borrower proposing the Competitive Bid Borrowing shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in the related Notice of Competitive Bid Borrowing for such Competitive Bid Borrowing the applicable conditions set forth in
      Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing when such Competitive Bid Advance, as a result of such failure, is not made on such date.

            (b) Each Competitive Bid Borrowing shall be in an aggregate Dollar Amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and, following the making of each Competitive Bid Borrowing, the Borrowers shall be in compliance with the limitation set forth in the proviso to the first sentence of subsection (a) above.

            (c) Within the limits and on the conditions set forth in this
Section 2.03, any Borrower may from time to time borrow under this Section 2.03, repay or prepay pursuant to subsection (d) below, and reborrow under this Section 2.03, provided that a Competitive Bid Borrowing shall not be made within three Business Days of the date of any other Competitive Bid Borrowing.

            (d) Each Borrower that has borrowed through a Competitive Bid Borrowing shall repay to the Agent or, in the case of Competitive Bid Borrowings denominated in a Foreign Currency, to the Sub-Agent, for the account of each Lender that has made a Competitive Bid Advance, on the maturity date of each Competitive Bid Advance (such maturity date being that specified by such Borrower for repayment of such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above and provided in the Competitive Bid Note evidencing such Competitive Bid Advance), the then unpaid principal amount of such Competitive Bid Advance. Such Borrower shall have no right to prepay any principal amount of any Competitive Bid Advance unless, and then only on the terms, specified by such Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above and set forth in the Competitive Bid Note evidencing such Competitive Bid Advance.

            (e) Each Borrower that has borrowed through a Competitive Bid Borrowing (other than by the issuance of Acceptances) shall pay interest on the unpaid principal amount of each Competitive Bid Advance from the date of such Competitive Bid Advance to the date the principal amount of such Competitive Bid Advance is repaid in full, at the rate of interest for such Competitive Bid Advance specified by the Lender making such Competitive Bid Advance in its notice with respect thereto delivered pursuant to subsection (a)(ii) above, payable on the interest payment date or dates specified by such Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above, as provided in the Competitive Bid Note evidencing such Competitive Bid Advance. Upon the occurrence and during the continuance of an Event of Default, such Borrower shall pay interest on the amount of unpaid principal of and interest on each Competitive Bid Advance owing to a Lender, payable in arrears on the date or dates interest is payable thereon, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Competitive Bid Advance under the terms of the Competitive Bid Note evidencing such Competitive Bid Advance unless otherwise agreed in such Competitive Bid Note.

            (f) The indebtedness of any Borrower resulting from each Competitive Bid Advance made to such Borrower as part of a Competitive Bid Borrowing shall be evidenced by a separate Competitive Bid Note of such Borrower payable to the order of the Lender making such Competitive Bid Advance.

            SECTION 2.04. Fees. (a) Facility Fee. The Company agrees to pay to the Agent for the account of each Lender (other than the Designated Bidders) a facility fee on the aggregate amount of such Lender's Commitment from the Effective Date in the case of each Initial Lender and from the effective date specified in the Assumption Agreement or in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing December 31, 2000, and on the Termination Date.

            (b) Agent's Fees. The Company shall pay to the Agent for its own account such fees as may from time to time be agreed between the Company and the Agent.

            SECTION 2.05. Termination or Reduction of the Commitments. The Company shall have the right, upon at least three Business Days' notice to the Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and provided further that the aggregate amount of the Commitments of the Lenders shall not be reduced to an amount that is less than the aggregate Dollar Amount of the Competitive Bid Advances then outstanding.

            SECTION 2.06. Repayment of Revolving Credit Advances. Each Borrower shall repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding.

            SECTION 2.07. Interest on Revolving Credit Advances. (a) Scheduled Interest. Each Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Advance made to it from the date of such Revolving Credit Advance until such principal amount shall be paid in full, at the following rates per annum:

            (i) Base Rate Advances. During such periods as such Revolving Credit Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

            (ii) Eurocurrency Rate Advances. During such periods as such Revolving Credit Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Revolving Credit Advance to the sum of (x) the Eurocurrency Rate for such Interest Period for such Revolving Credit Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full.

            (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, each Borrower shall pay interest on (i) the unpaid principal amount of each Revolving Credit Advance made to it owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Revolving Credit Advance pursuant to clause
(a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above.

            SECTION 2.08. Interest Rate Determination. (a) Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Eurocurrency Rate and each LIBO Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to the applicable Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.07(a)(ii).

            (b) If, with respect to any Eurocurrency Rate Advances, the Required Lenders notify the Agent that (i) they are unable to obtain matching deposits in the London inter-bank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Borrowing in sufficient amounts to fund their respective Revolving Credit Advances as a part of such Borrowing during its Interest Period or (ii) the Eurocurrency Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Agent shall forthwith so notify the applicable Borrower and the Lenders, whereupon (A) the applicable Borrower will, on the last day of the then existing Interest Period therefor, (1) if such Eurocurrency Rate Advances are denominated in Dollars, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (2) if such Eurocurrency Rate Advances are denominated in any Committed Currency, either (x) prepay such Advances or (y) redenominate such Advances into an Equivalent amount of Dollars and Convert such Advances into Base Rate Advances and (B) the obligation of the Lenders to make, or to Convert Revolving Credit Advances into, Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist; provided that, if the circumstances set forth in clause (ii) above are applicable, the applicable Borrower may elect, by notice to the Agent and the Lenders, to continue such Advances in such Committed Currency for Interest Periods of not longer than one month, which Advances shall thereafter bear interest at a rate per annum equal to the Applicable Margin plus, for each Lender, the cost to such Lender (expressed as a rate per annum) of funding its Eurocurrency Rate Advances by whatever means it reasonably determines to be appropriate. Each Lender shall certify its cost of funds for each Interest Period to the Agent and the Borrowers as soon as practicable (but in any event not later than ten Business Days after the first day of such Interest Period).

            (c) If any Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Agent will forthwith so notify such Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, (i) if such Eurocurrency Rate Advances are denominated in Dollars, Convert into Base Rate Advances and (ii) if such Eurocurrency Rate Advances are denominated in a Committed Currency, be redenominated into an Equivalent amount of Dollars and be Converted into Base Rate Advances.

            (d) On the date on which the aggregate unpaid principal amount of Eurocurrency Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances.

            (e) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advances are denominated in Dollars, be Converted into Base Rate Advances and
(B) if such Eurocurrency Rate Advances are denominated in any Committed Currency, be redenominated into an Equivalent amount of Dollars and be Converted into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended.

            (f) If Telerate Markets Page 3750 is unavailable and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurocurrency Rate or LIBO Rate for any Eurocurrency Rate Advances or LIBO Rate Advances, as the case may be,

            (i) the Agent shall forthwith notify the Borrowers and the Lenders that the interest rate cannot be determined for such Eurocurrency Rate Advances or LIBO Rate Advances, as the case may be,

            (ii) with respect to Eurocurrency Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advance is denominated in Dollars, at the option of the Borrowers, be prepaid by the Borrowers or be automatically Converted into a Base Rate Advance and (B) if such Eurocurrency Rate Advance is denominated in any Committed Currency, at the option of the Borrowers, be prepaid by the Borrowers or be automatically redenominated into an Equivalent amount of Dollars and be Converted into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

            (iii) the obligation of the Lenders to make Eurocurrency Rate Advances or LIBO Rate Advances or to Convert Revolving Credit Advances into Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.

      (g) For the purposes of the Interest Act (Canada) (i) the yearly rate of interest to which any rate of interest payable under this Agreement which is calculated on any basis that is less than a full calendar year is equivalent may be determined by multiplying such rate of interest by a fraction the numerator of which is the actual number of days in the relevant year and the denominator of which is the number of days comprising such other basis of calculation, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

      SECTION 2.09. Optional Conversion of Revolving Credit Advances. Each Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all Revolving Credit Advances denominated in Dollars of one Type comprising the same Borrowing into Revolving Credit Advances denominated in Dollars of the other Type; provided, however, that any Conversion of

Eurocurrency Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurocurrency Rate Advances, any Conversion of Base Rate Advances into Eurocurrency Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Revolving Credit Advances shall result in more separate Revolving Credit Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify
(i) the date of such Conversion, (ii) the Dollar denominated Revolving Credit Advances to be Converted, and (iii) if such Conversion is into Eurocurrency Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be binding on the Borrower giving such notice. In the case of any Conversion of Base Rate Advances into Eurodollar Rate Advances, the applicable Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any revocation of such notice of Conversion, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Credit Advance to be Converted by such Lender as a result of such revocation.

      SECTION 2.10. Prepayments of Revolving Credit Advances. (a) Optional. Each Borrower may, upon notice at least two Business Days' prior to the date of such prepayment, in the case of Eurocurrency Rate Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Revolving Credit Advances comprising part of the same Revolving Credit Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof or the Equivalent thereof in a Committed Currency (determined on the date notice of prepayment is given) and (y) in the event of any such prepayment of a Eurocurrency Rate Advance, such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c). Each notice of prepayment by a Designated Subsidiary shall be given to the Agent through the Company.

            (b) Mandatory. (i) If the Agent notifies the Company that, on any interest payment date, the Dollar Amount then outstanding exceeds 105% of the aggregate Commitments of the Lenders on such date, the Borrowers shall, within two Business Days after receipt of such notice, prepay the outstanding principal amount of any Advances owing by the Borrowers in an aggregate amount sufficient to reduce such Dollar Amount to an amount not to exceed 100% of the aggregate Commitments of the Lenders on such date.

            (ii) The Company shall, on the date of receipt of Net Cash Proceeds from the issuance of the Senior Notes (2002), prepay an aggregate principal amount of any Advances owing by the Borrowers in an amount equal to the amount of such Net Cash Proceeds.

            (iii) Each prepayment made pursuant to this Section 2.10(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurocurrency Rate Advance, a LIBO Rate Advance or a Local Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the applicable Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.04(b). The Agent shall give prompt notice of any prepayment required under clause
      (b)(i) above to the Borrowers and the Lenders.

            SECTION 2.11. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law) which becomes effective after the date hereof, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Advances or LIBO Rate Advances (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.14 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Company shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost setting forth the basis thereof in reasonable detail and submitted to the Company and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

            (b) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) which becomes effective after the date hereof, there shall be any increase in the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender as a result of or based upon the existence of such Lender's commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Company shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder. A certificate as to such amounts setting forth the basis thereof in reasonable detail and submitted to the Company and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding the foregoing and except in the case of any such law, regulation, guideline or request having retroactive effect, the Company shall not be required to pay to the Agent or any Lender such additional amounts to the extent such amounts relate to periods prior to six months before the Company's receipt of such notice.

            SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances in Dollars or any Committed Currency or LIBO Rate Advances in Dollars or any Foreign Currency or to fund or maintain Eurocurrency Rate Advances in Dollars or any Committed Currency or LIBO Rate Advances in Dollars or any Foreign Currency hereunder, (a) each Eurocurrency Rate Advance or LIBO Rate Advance, as the case may be, will automatically, upon such demand, (i) if such Eurocurrency Rate Advance or LIBO Rate Advance is denominated in Dollars, be Converted into a Base Rate Advance or an Advance that bears interest at the rate set forth in Section 2.07(a)(i), as the case may be, and (ii) if such Eurocurrency Rate Advance or LIBO Rate Advance is denominated in any Foreign Currency, be redenominated into an Equivalent amount of Dollars and be Converted into a Base Rate Advance or an Advance that bears interest at the rate set forth in Section 2.07(a)(i), as the case may be, and (b) the obligation of the Lenders to make Eurocurrency Rate Advances or LIBO Rate Advances or to Convert Revolving Credit Advances into Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

            SECTION 2.13. Payments and Computations. (a) Each Borrower shall make each payment hereunder, except with respect to principal of, interest on, and other amounts relating to, Advances denominated in a Foreign Currency, not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Agent at the applicable Agent's Account in same day funds. Each Borrower shall make each payment hereunder with respect to principal of, interest on, and other amounts relating to, Advances made to it denominated in a Foreign Currency, not later than 11:00 A.M. (at the Payment Office for such Foreign Currency) on the day when due in such Foreign Currency to the Agent or, in the case of payments denominated in Canadian dollars, to the Local Agent, by deposit of such funds to the applicable Agent's Account in same day funds. The Agent or the Local Agent, as the case may be, will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.03, 2.11, 2.14 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent or the Local Agent, as the case may be, shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

            (b) Each Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of such Borrower's accounts with such Lender any amount so due.

            (c) All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, all computations of interest based on the Eurocurrency Rate or the Federal Funds Rate and of fees shall be made by the Agent on the basis of a year of 360 days and computations in respect of Competitive Bid Advances shall be made by the Agent or the Sub-Agent, as the case may be, as specified in the applicable Notice of Competitive Bid Borrowing (or, in each case of Advances denominated in Foreign Currencies where market practice differs, in accordance with market practice), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

            (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances or LIBO Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

            (e) Unless the Agent or the Local Agent, as the case may be, shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Agent or the Local Agent, as the case may be, may assume that such Borrower has made such payment in full to the Agent or the Local Agent, as the case may be, on such date and the Agent or the Local Agent, as the case may be, may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Agent or the Local Agent, as the case may be, each Lender shall repay to the Agent or the Local Agent, as the case may be, forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent or the Local Agent, as the case may be, at (i) the Federal Funds Rate in the case of Advances denominated in Dollars or
(ii) the cost of funds incurred by the Agent or the Local Agent, as the case may be, in respect of such amount in the case of Advances denominated in Foreign Currencies.

            SECTION 2.14. Taxes. (a) Any and all payments by any Borrower hereunder or under the Notes shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its income, and franchise taxes imposed on it in lieu of income taxes, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its income, and franchise taxes imposed on it in lieu of income taxes, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

            (b) In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

            (c) Each Borrower will indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor in reasonable detail.

            (d) Within 30 days after the date of any payment of Taxes, each Borrower will furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing payment thereof. In the case of any payment hereunder or under the Notes by or on behalf of any Borrower through an account or branch outside the United States or by or on behalf of any Borrower by a payor that is not a United States person, if the Borrowers determine that no Taxes are payable in respect thereof, the Borrowers shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms "United States" and "United States person" shall have the meanings specified in
Section 7701 of the Internal Revenue Code.

            (e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assumption Agreement or the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Company (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Company with two original Internal Revenue Service forms W-8BEN or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments of interest by the Company pursuant to this Agreement or the Notes. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from "Taxes" as defined in this Section 2.14 unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN or W-8ECI, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Company and shall not be obligated to include in such form or document such confidential information.

            (f) Each Initial Lender hereby confirms as of the Effective Date, and each other Lender confirms as of the effective date of the Assignment and Acceptance pursuant to which it becomes a party hereto, in favor of the Agent that either (i) such Lender is not resident in the United Kingdom and is beneficially entitled to the Advances and the interest thereon or (ii) it is a bank as defined for the purposes of Section 349 of the Income and Corporation Taxes Act of 1988 of the United Kingdom and is beneficially entitled to the Advances and the interest thereon, and each Lender agrees to notify the Agent if there is any change in its position from that set forth in this clause (f).

            (g) For any period with respect to which a Lender has failed to provide the Company with the appropriate form described in Section 2.14(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrowers shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

            SECTION 2.15. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Credit Advances owing to it (other than pursuant to Section 2.11, 2.14 or 9.04(c)) in excess of its ratable share of payments on account of the Revolving Credit Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Credit Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

            SECTION 2.16. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Revolving Credit Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Revolving Credit Advances. Each Borrower agrees that upon notice by any Lender to such Borrower (with a copy of such notice to the Agent) to the effect that a Revolving Credit Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Revolving Credit Advances owing to, or to be made by, such Lender, such Borrower shall promptly execute and deliver to such Lender a Revolving Credit Note payable to the order of such Lender in a principal amount up to the Commitment of such Lender.

            (b) The Register maintained by the Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from each Borrower hereunder and each Lender's share thereof.

            (c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers or affect the rights of the Lenders under this Agreement.

            SECTION 2.17. Use of Proceeds. The proceeds of the Advances shall be available (and the Company agrees that it shall use such proceeds) solely for working capital and general corporate purposes of the Company and its Subsidiaries, provided, however, that unless the Borrowed Debt to EBITDA Ratio is less than 3.50:1, proceeds of the Advances shall not be used for repayment of third-party indebtedness (other than the December 2002 principal installment of debt of Sunbelt of which the Company's ratable share is $6,093,750).

                                  ARTICLE III

                     CONDITIONS TO EFFECTIVENESS AND LENDING

            SECTION 3.01. Conditions Precedent to Effectiveness of Sections 2.01 and 2.03. Sections 2.01 and 2.03 of this Agreement shall become effective on and as of the first date (the "Effective Date") on which the following conditions precedent have been satisfied it being understood and agreed that all of the conditions set forth in this Section 3.01 were satisfied on or about October 30, 2000:

            (a) There shall have occurred no Material Adverse Change since December 31, 1999.

            (b) There shall exist no action, suit, investigation, litigation or proceeding affecting the Company or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect other than the matters described on Schedule 3.01(b) hereto (the "Disclosed Litigation") or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby, and there shall have been no adverse change in the status, or financial effect on the Company or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 3.01(b) hereto that could reasonably be expected to have a Material Adverse Effect.

            (c) The Lenders shall have been given such access to the management, records, books of account, contracts and properties of the Company and its Subsidiaries as they shall have reasonably requested.

            (d) All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

            (e) The Company shall have notified each Lender and the Agent in writing as to the proposed Effective Date.

            (f) The Company shall have paid all invoiced accrued fees and expenses of the Agent and the Lenders (including the invoiced accrued fees and expenses of counsel to the Agent).

            (g) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Company, dated the Effective Date, stating that:

                  (i) The representations and warranties contained in Section
            4.01 are correct on and as of the Effective Date, and

                  (ii) No event has occurred and is continuing that constitutes a Default.

            (h) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Revolving Credit Notes) in sufficient copies for each Lender:

                  (i) The Revolving Credit Notes to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.16.

                  (ii) Certified copies of the resolutions of the Board of
            Directors of the Company approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.

                  (iii) A certificate of the Secretary or an Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.

                  (iv) A favorable opinion of Inside Counsel of the Company, substantially in the form of Exhibit F hereto and as to such other matters as any Lender through the Agent may reasonably request.

                  (v) A favorable opinion of Shearman & Sterling, counsel for the Agent, in form and substance satisfactory to the Agent.

            (i) The Company shall have terminated (or shall simultaneously terminate) the commitments, and paid in full all Debt, interest, fees and other amounts outstanding, under (i) the $150,000,000 Amended and Restated 364-Day Credit Agreement dated as of May 26, 2000 (the "$150,000,000 Credit Agreement") among The Geon Company, Geon Canada Inc., the lenders and arrangers parties thereto and Citicorp USA, Inc., as administrative agent, (ii) the Credit Agreement dated as of August 16, 1999 (the "Geon Multiyear Credit Agreement") among The Geon Company, the lenders and arrangers parties thereto and Citicorp USA, Inc., as administrative agent, and NationsBank of North Carolina, N.A., as co-agent and (iii) the Multi-Currency Credit and Guaranty Agreement dated as of January 31, 1997 (the "Hanna Credit Agreement") among, M.A. Hanna Company, the lenders parties thereto, Bank of America, N.A., as agent, and Bank of America International, as subagent, and each of the Lenders that is a party to each such credit facility hereby waives, upon execution of this Agreement, the three Business Days' notice required by Section 2.05 of the $150,000,000 Credit Agreement, Section 2.05 of the Geon Multiyear Credit Agreement and Section 2.08(a) of the Hanna Credit Agreement, respectively, relating to the termination of commitments thereunder.

            SECTION 3.02. Initial Loan to Each Designated Subsidiary. The obligation of each Lender to make an initial Advance to each Designated Subsidiary following any designation of such Designated Subsidiary as a Borrower hereunder pursuant to Section 9.09 is subject to the Agent's receipt on or before the date of such initial Advance of each of the following, in form and substance satisfactory to the Agent and dated such date, and (except for the Revolving Credit Notes) in sufficient copies for each Lender:

            (a) The Revolving Credit Notes of such Borrower to the order of the Lenders, to the extent requested by any Lender pursuant to Section 2.16.

            (b) Certified copies of the resolutions of the Board of Directors of such Borrower (with a certified English translation if the original thereof is not in English) approving this Agreement and the Notes of such Borrower, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and such Notes.

            (c) A certificate of the Secretary or an Assistant Secretary of such Borrower certifying the names and true signatures of the officers of such Borrower authorized to sign this Agreement and the Notes of such Borrower and the other documents to be delivered hereunder.

            (d) A certificate signed by a duly authorized officer of such Borrower, dated as of the date of such initial Advance, certifying that such Borrower shall have obtained all governmental and third party authorizations, consents, approvals (including exchange control approvals) and licenses required under applicable laws and regulations necessary for such Borrower to execute and deliver this Agreement and the Notes and to perform its obligations thereunder.

            (e) The Designation Letter of such Borrower, substantially in the form of Exhibit E hereto.

            (f) A favorable opinion of counsel (which may be in-house counsel) to such Borrower, dated the date of such initial Advance, substantially in the form of Exhibit G hereto.

            (g) Such other approvals, opinions or documents as any Lender, through the Agent, may reasonably request.

            SECTION 3.03. Conditions Precedent to Each Revolving Credit Borrowing and Extension Date. The obligation of each Lender to make a Revolving Credit Advance on the occasion of each Revolving Credit Borrowing shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Revolving Credit Borrowing (a) the following statements shall be true (and each of the giving of the applicable Notice of Revolving Credit Borrowing and the acceptance by the Company of the proceeds of such Revolving Credit Borrowing shall constitute a representation and warranty by the Company on the date of such Borrowing such statements are true):

            (i) the representations and warranties contained in Section 4.01 and, for each Revolving Credit Borrowing made during a Security Period, in each of the Collateral Documents, are correct on and as of such date, before and after giving effect to such Revolving Credit Borrowing the application of the proceeds therefrom, as though made on and as of such date and additionally, if such Revolving Credit Borrowing shall have been requested by a Designated Subsidiary, the representations and warranties of such Designated Subsidiary contained in its Designation Letter are correct on and as of the date of such Revolving Credit Borrowing, before and after giving effect to such Revolving Credit Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and

                  (ii) no event has occurred and is continuing, or would result from such Revolving Credit Borrowing or from the application of the proceeds therefrom, that constitutes a Default;

and (b) the Agent shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request.

            SECTION 3.04. Conditions Precedent to Each Competitive Bid Borrowing. The obligation of each Lender that is to make a Competitive Bid Advance on the occasion of a Competitive Bid Borrowing to make such Competitive Bid Advance as part of such Competitive Bid Borrowing is subject to the conditions precedent that (a) the Agent shall have received the written confirmatory Notice of Competitive Bid Borrowing with respect thereto, (b) on or before the date of such Competitive Bid Borrowing, but prior to such Competitive Bid Borrowing, the Agent shall have received a Competitive Bid Note payable to the order of such Lender for each of the one or more Competitive Bid Advances to be made by such Lender as part of such Competitive Bid Borrowing, in a principal amount equal to the principal amount of the Competitive Bid Advance to be evidenced thereby and otherwise on such terms as were agreed to for such Competitive Bid Advance in accordance with Section 2.03, and (c) on the date of such Competitive Bid Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Competitive Bid Borrowing and the acceptance by the Borrower proposing the applicable Competitive Bid Advance of the proceeds of such Competitive Bid Borrowing shall constitute a representation and warranty by the Borrowers that on the date of such Competitive Bid Borrowing such statements are true):

            (i) The representations and warranties contained in Section 4.01 are correct on and as of the date of such Competitive Bid Borrowing, before and after giving effect to such Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date,

            (ii) No event has occurred and is continuing, or would result from such Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default, and

            (iii) No event has occurred and no circumstance exists as a result of which the information concerning the Company that has been provided to the Agent and each Lender by the Company in connection herewith would include an untrue statement of a material fact or omit to state any material fact or any fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

            SECTION 3.05. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the proposed Effective Date, as notified by the Company to the Lenders, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

            SECTION 4.01. Representations and Warranties of the Company. The Company represents and warrants as follows:

            (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.

            (b) The execution, delivery and performance by the Company of this Agreement and the Notes to be delivered by it, and the consummation of the transactions contemplated hereby, are within the Company's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Company's charter or by-laws or (ii) law or any contractual restriction binding on or affecting the Company.

            (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Company of this Agreement or the Notes to be delivered by it.

            (d) This Agreement has been, and each of the Notes to be delivered by it when delivered hereunder will have been, duly executed and delivered by the Company. This Agreement is, and each of the Notes made by the Company when delivered hereunder will be, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms.

            (e) (i) The Consolidated balance sheet of the Company and its subsidiaries as at December 31, 2000, and the related Consolidated statements of income and cash flows of the Company and its subsidiaries for the fiscal year then ended, accompanied by an opinion of Ernst & Young LLP, independent public accountants, and the Consolidated balance sheet of the Company and its subsidiaries as at September 30, 2001 and the related Consolidated statements of income and cash flows of the Company and its subsidiaries for the nine months then ended, duly certified by the chief financial officer of the Company, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at September 30, 2001, and said statements of income and cash flows for the nine months then ended, to year-end audit adjustments, the Consolidated financial condition of the Company and its subsidiaries as at such dates and the Consolidated results of the operations of the Company and its subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied.

                  (ii) Since December 31, 2000, there has been no Material
            Adverse Change.

            (f) To the best of the Company's knowledge, there is no pending or threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect (other than the Disclosed Litigation) or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby, and there has been no adverse change in the status, or financial effect on the Company or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule 3.01(b) hereto.

            (g) No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the

      Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

            (h) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan.

            (i) Neither the Company nor any of its ERISA Affiliates has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.

            (j) Neither the Company nor any of its ERISA Affiliates has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

            (k) The operations and properties of the Company and each of its Subsidiaries comply in all material respects with all Environmental Laws, all necessary Environmental Permits have been obtained and are in effect for the operations and properties of the Company and its Subsidiaries, the Company and its Subsidiaries are in compliance in all material respects with all such Environmental Permits, and no circumstances exist that could be reasonably likely to (i) form the basis of an Environmental Action against the Company or any of its Subsidiaries or any of their properties that could have a Material Adverse Effect or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that could have a Material Adverse Effect.

            (l) None of the properties currently or formerly owned or operated by the Company or any of its Subsidiaries is listed or proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("NPL") or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency ("CERCLIS") or any analogous state list of sites requiring investigation or cleanup, the listing, or proposed listing of which would be reasonably likely to have a Material Adverse Effect, except as described in the registration statement filed on Form 10-K with the Securities and Exchange Commission, for the period ending December 31, 2001 or, to the best knowledge of the Company, is adjacent to any such property.

            (m) Except where noncompliance would not individually or in the aggregate have a Material Adverse Effect (i) neither the Company nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Materials to any location that is listed or proposed for listing on the NPL or on the CERCLIS or any analogous state list, and (ii) all Hazardous Materials generated, used, treated, handled or stored at or transported to or from any property currently or formerly owned or operated by the Company or any of its Subsidiaries have been disposed of in compliance with all Environmental Laws and Environmental Permits,

            (n) Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets (either of the Company only or of the Company and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 5.02(a) or subject to any restriction contained in any agreement or instrument between any Borrower and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 6.01(d) will be margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

            (o) The Company is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

                                   ARTICLE V

                            COVENANTS OF THE COMPANY

            SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will:

            (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws as provided in
      Section 5.01(j).

            (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Company nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

            (c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates; provided, however, that the Company and its Subsidiaries may self-insure to the same extent as is consistent with the past practice and to the extent consistent with prudent business practice.

            (d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b) and provided further that neither the Company nor any of its Subsidiaries shall be required to preserve any right or franchise if the Board of Directors of the Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Company, such Subsidiary or the Lenders.

            (e) Visitation Rights. At any reasonable time and from time to time, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

            (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

            (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

            (h) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Company or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

            (i) Reporting Requirements. Furnish to the Lenders:

                  (i) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Company, the Consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Company and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer or the controller of the Company as having been prepared in accordance with generally accepted accounting principles, it being agreed that delivery of the Company's Quarterly Report on Form 10-Q will satisfy this requirement together with a certificate of said officer as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Company shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

                  (ii) as soon as available and in any event within 120 days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and its Subsidiaries, containing the Consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders by Ernst & Young LLP or other "Big Five" independent public accountants, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Company shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

                  (iii) as soon as possible and in any event within five
            Business Days after the occurrence of each Default continuing on the date of such statement, a statement of an officer of the Company having knowledge of or responsibility for such matters setting forth details of such Default and the action that the Company has taken and proposes to take with respect thereto;

                  (iv) promptly after the sending or filing thereof, copies of all reports that the Company sends to any of its securityholders, and copies of all reports and registration statements that the Company or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

                  (v) promptly after the commencement thereof, notice of the commencement and nature of all actions and proceedings before any court, governmental agency or arbitrator affecting the Company or any of its Subsidiaries of the type described in Section 4.01(f);

                  (vi) promptly and in any event within 10 days after the
            Company or any of its ERISA Affiliates knows or has reason to know that any ERISA Event has occurred, a statement of an officer of the Company having knowledge of or responsibility for such matters describing such ERISA Event and the action, if any, that the Company or such ERISA Affiliate has taken and proposes to take with respect thereto;

                  (vii) promptly and in any event within seven Business Days after receipt thereof by the Company or any of its ERISA Affiliates, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any such Plan;

                  (viii) promptly and in any event within 30 days after the
            receipt thereof by the Company or any of its ERISA Affiliates, a copy of the latest annual actuarial report for each Plan if the ratio of the fair market value of the assets of such Plan to its current liability (as defined in Section 412 of the Internal Revenue
            Code) is less than 60%;

                  (ix) promptly and in any event within five Business Days after receipt thereof by the Company or any of its ERISA Affiliates from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or
            (C) the amount of liability incurred, or that may be incurred, by the Company or any of its ERISA Affiliates in connection with any event described in clause (A) or (B); and

                  (x) such other information respecting the condition or
            operations, financial or otherwise, of the Company or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

                  (xi) as soon as available and in any event within 20 days
            after the end of each calendar month other than December, and within 40 days after the end of each December, a certificate of the chief financial officer or the controller of the Company as to compliance with the terms of Section 5.03(c), and setting forth in reasonable detail the calculations necessary to demonstrate such compliance.

            (j) Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties pursuant to the order of any regulatory authority and generally in accordance with the requirements of all Environmental Laws; provided, however, that neither the Company nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

            (k) Preparation of Environmental Reports. If an Event of Default shall have occurred and be continuing, at the request of the Agent with respect to any Environmental Action, condition or occurrence that the Agent or the Required Lenders reasonably deem to be material, provide to the Lenders within 90 days after such request, at the expense of the Company, an environmental site assessment report for the properties described in such request, prepared by an environmental consulting firm acceptable to the Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Agent may retain an environmental consulting firm to prepare such report at the expense of the Company, and the Company hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request, to the Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.

            (l) Condition Subsequent to Amendment No. 2 Effective Date. (X) Within 65 days after the Amendment No. 2 Effective Date (or such later date as may be agreed by the Required Lenders), deliver to the Agent in sufficient copies for each Lender:

                  (i) A security agreement, securing among other things, the obligations listed on Schedule II hereto, in form and substance satisfactory to the Agent (the "Security Agreement"), duly executed by the Company and each Subsidiary Guarantor, together with evidence of the insurance required by the terms of the Security Agreement.

                  (ii) A guaranty in form and substance satisfactory to the
            Agent (the "Subsidiary Guaranty"), duly executed by each Subsidiary Guarantor.

                  (iii) Deeds of trust and mortgages, in form and substance
            satisfactory to the Agent and covering the properties listed in Part I of Schedule III hereto (the "Mortgages"), each duly executed by the Company or a Subsidiary Guarantor, as appropriate, together with any other documents or instruments that will be required if the Mortgages are recorded upon the Collateral Trigger, including, without limitation, tax affidavits.

                  (iv) Agreements in form and substance satisfactory to the
            Agent and the Required Lenders among the Collateral Trustees named therein, the Company and each Subsidiary Guarantor (the "Collateral Trust Agreements").

                  (v) An agreement in form and substance satisfactory to the
            Agent among the Collateral Trustees, the Company, each Subsidiary Guarantor that participates in the Receivables Financing, the Agent and the duly authorized representative of the creditors parties to the Receivables Financing (the "Receivables Intercreditor Agreement").

                  (vi) Certified copies of (A) the resolutions of the Board of
            Directors of each Subsidiary Guarantor evidencing approval for the Subsidiary Guaranty and the Collateral Documents to which it is a party and all matters contemplated thereby and (B) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Subsidiary Guaranty and the Collateral Documents to which it is a party and the matters contemplated thereby.

                  (vii) A certificate of the Secretary or an Assistant Secretary of each Subsidiary Guarantor certifying (A) the names and true signatures of the officers of each Subsidiary Guarantor authorized to sign the Subsidiary Guaranty, the Collateral Documents to which it is a party and the other documents to be delivered hereunder, (B) that no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body, or any third party to any agreements and instruments is required for the due execution, delivery or performance by each Subsidiary Guarantor of the Subsidiary Guaranty or the Collateral Documents to which it is a party.

                  (viii) Such opinions of counsel as the Agent may request.

            (Y) Within 90 days after the Amendment No. 2 Effective Date (or such later date as may be agreed by the Required Lenders), deliver to the Agent in sufficient copies for each Lender, Mortgages covering the properties listed in
Part II of Schedule III hereto, each duly executed by the Company or a Subsidiary Guarantor, as appropriate, together with any other documents or instruments that will be required if the Mortgages are recorded upon the Collateral Trigger, including, without limitation, tax affidavits.

            (Z) Within 120 days after Amendment No. 2 Effective Date (or such later date as may be agreed by the Required Lenders), deliver to the Agent in sufficient copies for each Lender, a deed of trust or mortgage, in form and substance satisfactory to the Agent and covering the property of the Borrower located in Winchester, State of Virginia, duly executed by the Company or a Subsidiary Guarantor, as appropriate, together with any other documents or instruments that will be required if the Mortgage is recorded upon the Collateral Trigger, including, without limitation, tax affidavits.

            (m) Collateral Trigger. (X) Within 30 days after the Collateral Trigger (but if warranted, within 60 days), the Company shall furnish to the Agent in sufficient copies to each Lender:

                  (i) certificates representing the Pledged Shares referred to in the Security Agreement accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt referred to in the Security Agreement indorsed in blank,

                  (ii) acknowledgment copies of proper financing statements, duly filed on or before such day under the Uniform Commercial Code of all jurisdictions that the Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement,

                  (iii) completed requests for information, dated on or before such day, listing the financing statements referred to in clause
            (ii) above and all other effective financing statements filed in the jurisdictions referred to in clause (ii) above that name the Company or any Subsidiary Guarantor as debtor, together with copies of such other financing statements,

                  (iv) evidence of the completion of all other recordings and filings of or with respect to the Security Agreement and the Charge Agreement, and all other action that the Agent may deem necessary or desirable in order to perfect and protect the liens and security interests created under the Security Agreement, and the Charge Agreement has been taken (including, without limitation, receipt of duly executed payoff letters, UCC-3 termination statements and landlords' and bailees' waiver and consent agreements) that the Agent may deem necessary or desirable in order to perfect and protect the Liens created thereby,

                  (v) evidence of the insurance required by the terms of the
            Collateral Documents,

                  (vi) evidence that counterparts of the Mortgages have been duly recorded on or before such day in all filing or recording offices that the Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Collateral Trustees for the benefit of the Secured Parties and that all filing, recording and mortgage taxes and fees have been paid, and

                  (vii) favorable opinions of local counsels with respect to each of the Security Agreement, the Charge Agreement and each of the Mortgages, in form and substance satisfactory to the Agent.

            (Y) Within 60 days after the Collateral Trigger (but if warranted, within 90 days), the Company shall furnish to the Agent in sufficient copies to each Lender:

                  (i) fully paid American Land Title Association Lender's
            Extended Coverage title insurance policies (the "Mortgage Policies") in form and substance, with endorsements and in amount acceptable to the Agent, issued, coinsured and reinsured by title insurers acceptable to the Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics' and materialmen's Liens) and encumbrances, excepting only Permitted Encumbrances (as defined in the Mortgages), and providing for such other affirmative insurance (including endorsements for future advances under the Credit Agreement and for mechanics' and materialmen's Liens) and such coinsurance and direct access reinsurance as the Agent may deem necessary or desirable,

                  (ii) American Land Title Association form surveys, dated no more than 30 days before the date of delivery to the Agent, certified to the Agent and the issuer of the Mortgage Policies in a manner satisfactory to the Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Agent,

                  (iii) engineering, soils and other reports as to the
            properties described in the Mortgages, in form and substance and from professional firms acceptable to the Agent, and

                  (iv) such consents and agreements of lessors and other third parties, and such estoppel letters and other confirmations, as the Agent may deem necessary or desirable.

                  Upon the termination of the Security Period, the security
            interests shall terminate on and subject to the terms of the Collateral Documents, and the parties shall take such further action all as provided therein.

            (n) Conditions Subsequent to Amendment No. 4 Effective Date. (i) Within 60 days after the Amendment No. 4 Effective Date (or such later date as may be agreed by the Required Lenders), issue not less than $200,000,000 principal amount of Senior Notes (2002), the proceeds of which will be used to prepay, first, Advances in accordance with Section 2.10(b), second, the DM 90,000,000 note due 2003 and payable to Deutsche Bank AG and third, amounts outstanding under uncommitted bilateral credit lines.

                  (ii) Within 30 days after Amendment No. 4 Effective Date (or such later date as may be agreed by the Required Lenders), deliver to the Agent in sufficient copies for each Lender, Mortgages covering the properties listed in Part III of Schedule III, each duly executed by the Company or a Subsidiary Guarantor, as appropriate, together with any other documents or instruments that will be required if the Mortgages are recorded upon the Collateral Trigger, including without limitation, tax affidavits

            SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will not:

            (a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

                  (i) (A) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof (including contracts entered into in connection with major construction projects); (B) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations; (C) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (D) easements, rights of way and other encumbrances on title to real property that do not materially adversely affect the use of such property for its present purposes, provided in each case, that no enforcement, execution, levy or foreclosure proceeding shall have been commenced that is not being contested in good faith and by proper proceedings with appropriate reserves being maintained,

                  (ii) purchase money Liens upon or in any property acquired or held by the Company or any Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure Debt incurred solely for the purpose of financing the acquisition of such property, or Liens existing on such property at the time of its acquisition (other than any such Lien created in contemplation of such acquisition or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any property other than the property being acquired, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced, provided further that the aggregate principal amount of the indebtedness secured by the Liens referred to in this clause (ii) shall not exceed $25,000,000, at any time outstanding.

                        (iii) the Liens existing on the Effective Date and
                  described on Schedule 5.02(a) hereto,

                  (iv) on and after October 1, 2003, other Liens securing Debt in an aggregate principal amount not to exceed $40,000,000 at any time outstanding,

                  (v) the replacement, extension or renewal of any Lien
            permitted by clause (iii) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby,

                  (vi) Liens, if any, resulting from the documents evidencing the Receivables Financing, and

                  (vii) Liens created under the Collateral Documents.

            (b) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so, except that any Subsidiary of the Company may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of the Company, and except that any Subsidiary of the Company may merge into or dispose of assets to the Company and the Company may merge with any other Person so long as the Company is the surviving corporation, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

            (c) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles

            (d) Intentionally omitted.

            (e) Sales, Etc. of Assets. At any time prior to October 1, 2003, sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets that are purported to be the subject of any Collateral Document (whether or not the Collateral Trigger has occurred and is continuing), including, without limitation, pursuant to any sale and leaseback transaction, or grant any option or other right to purchase, lease or otherwise acquire any assets, except:

                  (i) sales of inventory in the ordinary course of business;

                  (ii) in a transaction authorized by Section 5.02(b), and

                  (iii) pursuant to the Receivables Financing.

            (f) Investments in Other Persons. At any time after December 31, 2001 that the Borrowed Debt/EBITDA Ratio is equal to or greater than 4.00:1, make, or permit any of its Subsidiaries to make, any Investment in any Person, except:

                  (i) equity Investments or Investments consisting of
            intercompany Debt by the Company and its Subsidiaries in their Subsidiaries outstanding on the date hereof and additional investments in wholly owned Subsidiaries;

                  (ii) loans and advances to employees in the ordinary course of the business of the Company and its Subsidiaries as presently conducted; and

                  (iii) Investments by the Company and its Subsidiaries in
            deposit accounts maintained in the ordinary course of business; and

                  (iv) other Investments in an aggregate amount invested not to exceed $25,000,000 during the calendar year 2002 and Investments made during the calendar year 2003 consisting of acquisitions of Techmer, PM, LLC and So.F.teR S.p.a for an aggregate amount not to exceed

            $37,000,000; provided that with respect to Investments made under this clause (iv): (1) any newly acquired or organized Subsidiary of the Company or any of its Subsidiaries shall be a wholly owned Subsidiary thereof; (2) immediately before and after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom; (3) any company or business acquired or invested in pursuant to this clause (iv) shall be in the same line of business as the business of the Company or any of its Subsidiaries;
            (4) immediately after giving effect to the acquisition of a company or business pursuant to this clause (iv), the Company shall be in pro forma compliance with the covenants contained in Section 5.03, calculated based on the financial statements most recently delivered to the Lenders pursuant to Section 5.01(i) and as though such acquisition had occurred at the beginning of the four-quarter period covered thereby, as evidenced by a certificate of the chief financial officer of the Company delivered to the Lenders demonstrating such compliance.

      The restrictions of this Section 5.02(f) shall cease to be operative on the earlier of the date that the Borrowed Debt/EBITDA Ratio is less than 3.50:1 for any fiscal quarter and October 1, 2003.

            (g) Restricted Payments and Stock Repurchases. At any time after December 31, 2001 that the Borrowed Debt/EBITDA Ratio is greater than or equal to 4.00:1 and until the Borrowed Debt/EBITDA Ratio is less than or equal to 3.50:1 for two consecutive fiscal quarters, declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Company or to issue or sell any Equity Interests therein, except that, so long as no Default shall have occurred and be continuing at the time of any action described in clause (i) or (ii) below or would result therefrom:

                  (i) the Company may (A) declare and pay dividends and
            distributions payable only in common stock of the Company, (B) declare and pay cash dividends to its stockholders and purchase, redeem, retire or otherwise acquire shares of its own outstanding capital stock if after giving effect thereto the aggregate amount of such dividends, purchases, redemptions, retirements and acquisitions paid or made after the Amendment No. 2 Effective Date would not exceed $6,000,000 in any fiscal quarter, (C) purchase, redeem, retire, defease or otherwise acquire shares of its own outstanding capital stock with the Net Cash Proceeds received from the exercise of stock options issued by the Company, and (D) purchase shares of its capital stock in connection with the termination of (x) The Geon Company Share Ownership Trust created pursuant to the Trust Agreement dated May 5, 2000 between The Geon Company and W. David Wilson, as trustee, and (y) the M.A. Hanna Associates Ownership Trust created pursuant to the Trust Agreement dated September 12, 1991 between M.A. Company and Wachovia Bank of North Carolina, N.A., as trustee, and

                  (ii) any Subsidiary of the Company may (A) declare and pay cash dividends to the Company and (B) declare and pay cash dividends to any other wholly owned Subsidiary of the Company of which it is a Subsidiary.

            (h) Negative Pledge. At any time prior to October 1, 2003, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) in favor of the Collateral Trustees for the benefit of the Secured Parties or
      (ii) in connection with (A) any Debt or operating lease outstanding on the Amendment No. 2 Effective Date or the Senior Notes (2002), (B) any purchase money Debt solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt, (C) any Capitalized Lease solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto or
      (D) any Debt outstanding on the date any Subsidiary of the Company becomes such a Subsidiary (so long as such agreement was not entered into solely in contemplation of such Subsidiary becoming a Subsidiary of the Company).

            (i) Capital Expenditures. At any time after December 31, 2001 that the Borrowed Debt/EBITDA Ratio is greater than or equal to 4.00:1 and until the Borrowed Debt/EBITDA Ratio is less than or equal to 3.50:1 for two consecutive fiscal quarters, make or permit any of its Subsidiaries to make, Capital Expenditures that would cause the aggregate of all such Capital Expenditures made by the Company and its Subsidiaries in any fiscal quarter to exceed $33,000,000 or in any fiscal year to exceed $88,000,000 plus Investments permitted pursuant to Section 5.02(f).

            (j) Foreign Subsidiary Debt. Permit any of its Subsidiaries organized under the laws of any jurisdiction outside the United States to create, incur, assume or suffer to exist, any Debt, other than:

                  (i) Debt owed to the Company or a wholly owned Subsidiary of the Company,

                  (ii) Debt existing on Amendment No. 4 Effective Date and
            described on Schedule 5.02(j) hereto (the "Existing Foreign Subsidiary Debt"), and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, the Existing Debt, provided that the principal amount of such Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing

                  (iii) unsecured Debt aggregating for all of such Subsidiaries not more than $10,000,000 at anytime outstanding, and

                  (iv) indorsement of negotiable instruments for deposit or
            collection or similar transactions in the ordinary course of business,

            provided, however, that the provisions of this Section 5.02(j) shall terminate on the earlier of October 1, 2003 and the date that the ratio of Borrowed Debt to EBITDA is less than or equal to 3.50:1 for two consecutive fiscal quarters.

            SECTION 5.03. Financial Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will:

            (a) Interest Coverage Ratio. Maintain an Interest Coverage Ratio during each fiscal quarter set forth below of not less than the ratio set opposite such fiscal period:


           Period                                Ratio
           ------                                -----
Amendment No. 2 Effective Date                  2.75:1
through September 30, 2002

October 1, 2002 through                         3.00:1
June 30, 2003

July 1, 2003 and thereafter                     4.00:1

            (b) Borrowed Debt/EBITDA Ratio. Maintain a Borrowed Debt/EBITDA Ratio during each fiscal quarter set forth below of not more than the ratio set opposite such fiscal period:


             Period                             Ratio
             ------                             -----
From April 1, 2002 through                      5.70 to 1
  June 30, 2002

From July 1, 2002 through                       5.50 to 1
  September 30, 2002

From October 1, 2002 through                    5.25 to 1
  December 31, 2002

From January 1, 2003 through                    4.75 to 1
  March 31, 2003

From April 1, 2003 through                      4.25 to 1
  June 30, 2003

From July 1, 2003 through                       4.00 to 1
September 30, 2003

From October 1, 2003 and thereafter             3.50 to 1

            (c) Ratio of Tangible Assets to Indebtedness. Maintain a Ratio of Tangible Assets to Indebtedness at all times equal or in excess of 1.00:1.

                                   ARTICLE VI

                                EVENTS OF DEFAULT

            SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

            (a) Any Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or any Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within five Business Days after the same becomes due and payable; or

            (b) Any representation or warranty made by any Borrower herein or by any Borrower (or any of its officers) in connection with this Agreement or by any Designated Subsidiary in the Designation Letter pursuant to which such Designated Subsidiary became a Borrower hereunder shall prove to have been incorrect in any material respect when made; or

            (c) (i) The Company shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), (i)(iii), 5.02 or 5.03, or (ii) the Company shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Agent or any Lender; or

            (d) The Company or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $20,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Company or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

            (e) The Company or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

            (f) Judgments or orders for the payment of money in excess of $20,000,000 in the aggregate shall be rendered against the Company or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

            (g) Any non-monetary judgment or order shall be rendered against the Company or any of its Subsidiaries that could be reasonably expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

            (h) (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Company (or other securities convertible into such Voting Stock) representing 33-1/3% or more of the combined voting power of all Voting Stock of the Company; or
      (ii) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Company shall cease for any reason (other than due to death, disability or voluntary retirement) to constitute a majority of the board of directors of the Company (except to the extent that individuals who at the beginning of such 24-month period were replaced by individuals (x) elected by 50% of the remaining members of the nominating committee of the board of directors of the Company or
      (y) nominated for election by a majority of the remaining members of the nominating committee of the board of directors of the Company and thereafter elected as directors by the shareholders of the Company); or
      (iii) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation prior to the Termination Date, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Company; or (iv) except as otherwise permitted by Section 5.02(b), the Company shall cease to own a majority of the Voting Stock of any Designated Subsidiary; or

            (i) Any ERISA Event shall have occurred and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of the Plan with respect to which such ERISA Event shall have occurred and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Company and its ERISA Affiliates related to any such ERISA Event) has, or is reasonably likely to have, a Material Adverse Effect; or

            (j) The Company or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Company and its ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds US$25,000,000 or requires payments exceeding US$5,000,000 per annum; or

            (k) The Company or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Company and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding US$20,000,000; or

            (l) SECTION 7.01 shall cease to be the valid and enforecable obligation of the company or the company shall so state in writing;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company or any Designated Subsidiary under the Federal Bankruptcy Code or other applicable bankruptcy statute, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

                                  ARTICLE VII

                                    GUARANTEE

            SECTION 7.01. Unconditional Guarantee. The Company hereby unconditionally and irrevocably guarantees to each Lender and the Agent the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of any Designated Subsidiary now or hereafter existing under this Agreement, whether for principal, interest, fees, expenses, indemnities or otherwise (such obligations, to the extent not paid by any Designated Subsidiary or specifically waived in accordance with Section 9.01, being the "Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agent or the Lenders in enforcing any rights under this Guaranty. Without limiting the generality of the foregoing, the Company's liability shall extend to all amounts that constitute part of the Obligations and would be owed by any Designated Subsidiary to the Agent or any Lender under this Agreement but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Designated Subsidiary.

            SECTION 7.02. Guaranty Absolute. The Company guarantees that the Obligations will be paid strictly in accordance with the terms of this Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender or the Agent with respect thereto. The obligations of the Company under this Guaranty are independent of the Obligations, and a separate action or actions may be brought and prosecuted against the Company to enforce this Guaranty, irrespective of whether any action is brought against any Designated Subsidiary or whether any Designated Subsidiary is joined in any such action or actions. The liability of the Company under this Guaranty shall be irrevocable, absolute and unconditional, irrespective of, and the Company hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

            (a) any lack of validity or enforceability of this Agreement or any agreement or instrument relating thereto;

            (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from this Agreement, including, without limitation, any increase in the Obligations resulting from the extension of additional credit to any Designated Subsidiary or otherwise;

            (c) any taking, exchange, release or non-perfection of any collateral or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations;

            (d) any change, restructuring or termination of the corporate structure or existence of any Designated Subsidiary; or

            (e) any other circumstance, (including, without limitation, any statute of limitations to the fullest extent permitted by applicable law or any existence of or reliance on any representation by the Agent or any Lender) that might otherwise constitute a defense available to, or a discharge of, the Company, any Designated Subsidiary or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by any of the Lenders or the Agent upon the insolvency, bankruptcy or reorganization of any Designated Subsidiary or otherwise, all as though such payment had not been made.

            SECTION 7.03. Waivers. (a) The Company hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Guaranty, presentment, demand for payment, protest, any requirement that any right or power be exhausted or any action be taken against any Designated Subsidiary or against any other guarantor of all or any portion of the Advances, and all other notices and demands whatsoever.

            (b) The Company hereby waives any right to revoke this Guaranty, and acknowledges that this guaranty is continuing in nature and applies to all Obligations, whether existing now or in the future.

            (c) The Company acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waivers set forth in this Section 7.03 are knowingly made in contemplation of such benefits.

            SECTION 7.04. Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Obligations and all other amounts payable under this Guaranty and the Termination Date, (b) be binding upon the Company, its successors and assigns, (c) inure to the benefit of and be enforceable by each Lender (including each assignee Lender pursuant to Section 9.07) and the Agent and their respective successors, transferees and assigns and
(d) shall be reinstated if at any time any payment to a Lender or the Agent hereunder is required to be restored by such Lender or the Agent. Without limiting the generality of the foregoing clause (c), each Lender may assign or otherwise transfer all or any portion of its rights and obligations hereunder (including, without limitation, all or any portion of its Commitment, the Advances owing to it and any Note held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as provided in
Section 9.07.

            SECTION 7.05. Subrogation. The Company will not exercise any rights that it may now or hereafter acquire against any Designated Subsidiary or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Obligations under this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or any Lender against a Designated Subsidiary or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from a Designated Subsidiary or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Termination Date shall have occurred. If any amount shall be paid to the Company in violation of the preceding sentence at any time prior to the later of the payment in full in cash of the Obligations and all other amounts payable under this Guaranty and the Termination Date, such amount shall be held in trust for the benefit of the Agent and the Lenders and shall forthwith be paid to the Agent to be credited and applied to the Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as collateral for any Obligations or other amounts payable under this Guaranty thereafter arising. If (i) the Company shall make payment to the Agent or any Lender of all or any part of the Obligations, (ii) all the Obligations and all other amounts payable under this Guaranty shall be paid in full in cash and (iii) the Termination Date shall have occurred, the Agent and the Lenders will, at the Company's request and expense, execute and deliver to the Company appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Company of an interest in the Obligations resulting from such payment by the Company. The Company acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the waiver set forth in this section is knowingly made in contemplation on such benefits.

                                  ARTICLE VIII

                                    THE AGENT

            SECTION 8.01. Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by any Borrower pursuant to the terms of this Agreement.

            SECTION 8.02. Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Agent receives an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in
Section 9.07; (ii) may consult with legal counsel (including counsel for the Company), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Borrower or to inspect the property (including the books and records) of any Borrower;
(v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or telex) believed by it to be genuine and signed or sent by the proper party or parties.

            SECTION 8.03. Citicorp and Affiliates. With respect to its Commitment, the Advances made by it and the Note issued to it, Citicorp shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Citicorp in its individual capacity. Citicorp and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Company, any of its Subsidiaries and any Person who may do business with or own securities of the Company or any such Subsidiary, all as if Citicorp were not the Agent and without any duty to account therefor to the Lenders.

            SECTION 8.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01(e) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

            SECTION 8.05. Indemnification. The Lenders (other than the Designated Bidders) agree to indemnify the Agent (to the extent not reimbursed by the Company), ratably according to the respective principal amounts of the Revolving Credit Advances then owed to each of them (or if no Revolving Credit Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the "Indemnified Costs"), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender (other than the Designated Bidders) agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Company. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party (other than a third party with which a Lender contracts to obtain deposits to fund an Advance with respect to claims arising from such contract).

            SECTION 8.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent, which successor Agent, so long as no Default has occurred and is continuing, shall be approved by the Company, which approval shall not be unreasonably withheld or delayed. If no successor Agent shall have been so appointed by the Required Lenders in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

            SECTION 8.07. Local Agent; Sub-Agent. Each of the Local Agent and the Sub-Agent has been designated under this Agreement to carry out duties of the Agent. Each of the Local Agent and the Sub-Agent shall be subject to each of the obligations in this Agreement to be performed by the Local Agent or the Sub-Agent, as the case may be, and each of the Borrowers and the Lenders agrees that the Local Agent and the Sub-Agent shall be entitled to exercise each of the rights and shall be entitled to each of the benefits of the Agent under this Agreement as relate to the performance of its obligations hereunder.

            SECTION 8.08. Other Agents. Each Lender hereby acknowledges that neither the documentation agent, syndication agent nor any other Lender designated as any "Agent" on the signature pages hereof has any liability hereunder other than in its capacity as a Lender.

                                   ARTICLE IX

                                  MISCELLANEOUS

            SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Revolving Credit Notes, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders (other than the Designated Bidders), do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Revolving Credit Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (f) release the Company from it obligations under Section
7.01 or otherwise limit the guaranty liability of the Company hereunder, (g) release all or substantially all of the Collateral in any transaction or series of related transactions or permit the creation, incurrence, assumption or existence of any Lien on all or substantially all of the Collateral in any transaction or series of related transactions to secure any obligations other than obligations owing to the Secured Parties under the Loan Documents or (h) amend this Section 9.01; and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note and (y) no amendment, waiver or consent of Section 9.07(i) shall, unless in writing and signed by each Lender that has granted a funding option to an SPC in addition to the Lenders required above to take such action, affect the rights or duties of such Lender or SPC under this Agreement or any Note.

            SECTION 9.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic or telex communication) and mailed, telecopied, telegraphed, telexed or delivered, if to the Company or any Designated Subsidiary, at the address of the Company at 200 Public Square, Cleveland, Ohio 44114, Attention: Treasurer; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on
Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at Two Penns Way, Suite 200, New Castle, Delaware 19720, Attention: Bank Loan Syndications Department; or, as to the Company or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent. All such notices and communications shall be effective when received. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

            SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

            SECTION 9.04. Costs and Expenses. (a) The Company agrees to pay on demand all costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Company further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).

            (b) The Company agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Company or any of its Subsidiaries or any Environmental Action relating in any way to the Company or any of its Subsidiaries, in each case of such an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense resulted from such Indemnified Party's gross negligence or willful misconduct. Each Borrower also agrees not to assert any claim against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special or indirect damages arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

            (i) Each Indemnified Party shall, promptly after becoming aware of any actual or threatened action or claim against such Indemnified Party in respect of which indemnification may be sought against the Company pursuant to this Section 9.04(b), notify the Company in writing of such action or claim. In case any such action shall be brought against any Indemnified Party and such Indemnified Party shall notify the Company of the commencement thereof, the Company may participate therein or assume the defense thereof and after notice from the Company to such Indemnified Party of an election so to assume the defense thereof, such Indemnified Party shall cooperate fully, completely and promptly in the defense thereof, including without limitation, the settlement of outstanding claims, and the Company will not be liable to such Indemnified Party under this Section 9.04(b) for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation incurred with the consent of the Company, which consent shall not be unreasonably withheld or delayed; provided, however, that unless and until the Company so assumes the defense of any such action, the Company shall have the right to participate at its own expense in the defense of any such action to which it is a party. If the Company shall not have so assumed the defense of any such action or if any Indemnified Party shall have reasonably concluded that there may be defenses available to it or them which are different from or additional to those available to the Company (in which case the Company shall not have the right to direct the defense of such action on behalf of such Indemnified Party), legal and other expenses incurred by such Indemnified Party shall be borne by the Company; provided that the Company shall be liable only for the expenses of a single legal counsel for all Indemnified Parties in connection with any single action. Notwithstanding the foregoing, the Company shall not be liable for any settlement of any action or claim effected without its consent.

            (ii) The Company will not settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification has been sought hereunder (whether or not an Indemnified Party is a party to such claim, action, suit or proceeding) without the prior written consent of the Agent, unless such settlement, compromise or consent includes an unconditional release of the Agent and each Indemnified Party from all liability arising from such claim, action, suit or proceeding.

            (c) If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance, LIBO Rate Advance or Local Rate Advance is made by any Borrower to or for the account of a Lender (i) other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08, 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Company pursuant to Section 9.07(a) or (ii) as a result of a payment or Conversion pursuant to Section 2.08, 2.10 or 2.12, such Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or as a result of any inability to Convert or redenominate in the case of Section 2.08 or 2.12, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. If the amount of the Committed Currency purchased by any Lender in the case of a Conversion or redenomiation of Advances in the case of Section 2.08 or 2.12 exceeds the sum required to satisfy such Lender's liability in respect of such Advances, such Lender agrees to remit to the Company such excess.

            (d) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

            SECTION 9.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time that payment owed to such Lender is not made by any Borrower to the Agent when due and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of such Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify such Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

            SECTION 9.06. Binding Effect. This Agreement shall become effective (other than Sections 2.01 and 2.03, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Company and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of each Borrower, the Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

            SECTION 9.07. Assignments, Designations and Participations. (a) Each Lender (other than the Designated Bidders) may and, if demanded by the Company (following a demand by such Lender pursuant to Section 2.11 or 2.14) upon at least 20 Business Days' notice to such Lender and the Agent, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Revolving Credit Advances owing to it and the Revolving Credit Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement (other than any right to make Competitive Bid Advances, Competitive Bid Advances owing to it and Competitive Bid Notes), (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Company pursuant to this Section 9.07(a) shall be arranged by the Company after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Company pursuant to this Section 9.07(a) unless and until such Lender shall have received one or more payments from either the

Borrowers or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Revolving Credit Note subject to such assignment and a processing and recordation fee of $3,500 payable by the parties to each such assignment, provided, however, that in the case of each assignment made as a result of a demand by the Company, such recordation fee shall be payable by the Company except that no such recordation fee shall be payable in the case of an assignment made at the request of the Company to an Eligible Assignee that is an existing Lender, and (vii) any Lender may, without the approval of the Company and the Agent, assign all or a portion of its rights to any of its Affiliates. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Section 2.11, 2.14 and 9.04 to the extent any claim thereunder relates to an event arising prior such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

            (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or the performance or observance by any Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto;
(iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;
(iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

            (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Revolving Credit Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and
(iii) give prompt notice thereof to the Company.

            (d) Each Lender (other than the Designated Bidders) may designate one or more banks or other entities to have a right to make Competitive Bid Advances as a Lender pursuant to Section 2.03; provided, however, that (i) no such Lender shall be entitled to make more than three such designations, (ii) each such Lender making one or more of such designations shall retain the right to make Competitive Bid Advances as a Lender pursuant to Section 2.03, (iii) each such designation shall be to a Designated Bidder and (iv) the parties to each such designation shall execute and deliver to the Agent, for its acceptance and recording in the Register, a Designation Agreement. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Designation Agreement, the designee thereunder shall be a party hereto with a right to make Competitive Bid Advances as a Lender pursuant to Section
2.03 and the obligations related thereto.

            (e) By executing and delivering a Designation Agreement, the Lender making the designation thereunder and its designee thereunder confirm and agree with each other and the other parties hereto as follows: (i) such Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such designee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in
Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Designation Agreement; (iv) such designee will, independently and without reliance upon the Agent, such designating Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such designee confirms that it is a Designated Bidder; (vi) such designee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such designee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

            (f) Upon its receipt of a Designation Agreement executed by a designating Lender and a designee representing that it is a Designated Bidder, the Agent shall, if such Designation Agreement has been completed and is substantially in the form of Exhibit D hereto, (i) accept such Designation Agreement, (ii) record the information contained therein in the Register and
(iii) give prompt notice thereof to the Borrower.

            (g) The Agent shall maintain at its address referred to in Section
9.02 a copy of each Assumption Agreement, each Assignment and Acceptance and each Designation Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders, with respect to Lenders other than Designated Bidders, and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company, any other Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

            (h) Each Lender may sell participations to one or more banks or other entities (other than the Company or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Company, each other Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and
(v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by any Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

            (i) Each Lender may grant to a special purpose funding vehicle (an "SPC") the option to fund all or any part of any Advance that such Lender is obligated to fund under this Agreement (and upon the exercise by such SPC of such option to fund, such Lender's obligations with respect to such Advance shall be deemed satisfied to the extent of any amounts funded by such SPC); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, (iv) any such option granted to an SPC shall not constitute a commitment by such SPC to fund any Advance, (v) neither the grant nor the exercise of such option to an SPC shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including, without limitation, its obligations under Section 2.09) (vi) the SPC shall be bound by the provisions of Section 9.08 and (vii) no SPC shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, nor any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such grant of funding option, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such grant of funding option. Each party to this Agreement hereby agrees that no SPC shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable. Subject to the foregoing provisions of this clause (f), an SPC shall have all the rights of the granting Lender. An SPC may assign or participate all or a portion of its interest in any Advances to the granting Lender or to any financial institution providing liquidity or credit support to or for the account of such SPC without paying any processing fee therefor and, in connection therewith may disclose on a confidential basis any information relating to the Borrower to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPC. In furtherance of the foregoing, each party hereto agrees (which agreements shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.

            (j) Any Lender may, in connection with any assignment, designation, participation or grant of funding option or proposed assignment, designation, participation or grant of funding option pursuant to this Section 9.07, disclose to the assignee, designee, participant or SPC or proposed assignee, designee, participant or SPC, any information relating to any Borrower furnished to such Lender by or on behalf of such Borrower; provided that, prior to any such disclosure, the assignee, designee, participant or SPC or proposed assignee, designee, participant or SPC shall agree to preserve the confidentiality of any Confidential Information relating to any Borrower received by it from such Lender.

            (k) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

            SECTION 9.08. Confidentiality. Neither the Agent nor any Lender or SPC shall disclose any Confidential Information to any other Person without the consent of the Company, other than (a) to the Agent's or such Lender's Affiliates and their officers, directors, employees, agents and advisors and, as contemplated by Section 9.07(j), to actual or prospective assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) to any rating agency when required by it, provided that, prior to any such disclosure such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Company received by it from such Lender, (d) in connection with any legal proceedings to which such Person is a party, and then only on a confidential basis and (e) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.

            SECTION 9.09. Designated Subsidiaries. (a) Designation. The Company may at any time, and from time to time, by delivery to the Agent of a Designation Letter duly executed by the Company and the respective Subsidiary and substantially in the form of Exhibit D hereto, designate such Subsidiary as a "Designated Subsidiary" for purposes of this Agreement and such Subsidiary shall thereupon become a "Designated Subsidiary" for purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder. The Agent shall promptly notify each Lender of each such designation by the Company and the identity of the respective Subsidiary.

            (b) Termination. Upon the payment and performance in full of all of the indebtedness, liabilities and obligations under this Agreement and the Notes of any Designated Subsidiary then, so long as at the time no Notice of Revolving Credit Borrowing or Notice of Competitive Bid Borrowing in respect of such Designated Subsidiary is outstanding, such Subsidiary's status as a "Designated Subsidiary" shall terminate upon notice to such effect from the Agent to the Lenders (which notice the Agent shall give promptly, and only upon its receipt of a request therefor from the Company). Thereafter, the Lenders shall be under no further obligation to make any Advance hereunder to such Designated Subsidiary.

            SECTION 9.10. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

            SECTION 9.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

            SECTION 9.12. Currency Conversion for Judgments. (a) If for purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars with such other currency at Citicorp's principal office in London at 11:00 A.M. (London time) on (i) the later of the Business Day preceding that on which judgment is rendered and (ii) if such judgment is appealed, the Business Day or which such judgment is upheld.

            (b) If for purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in a Foreign Currency into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase such Foreign Currency with Dollars at Citicorp's principal office in London at 11:00 A.M. (London time) on the later of (i) the Business Day preceding that on which judgment is rendered and (ii) if such judgment is appealed, the Business Day on which such judgment is upheld.

            (c) The obligation of each Borrower in respect of any sum due from it in any currency (the "Primary Currency") to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to such Borrower such excess.

            SECTION 9.13. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each Borrower hereby agrees that service of process in any such action or proceeding brought in the any such New York State court or in such federal court may be made upon the Company at 200 Public Square, Cleveland, Ohio 44114, Attention: Secretary. Each Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to such Borrower at its address specified pursuant to Section
9.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. To the extent that any Designated Subsidiary has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Designated Subsidiary hereby irrevocably waives such immunity in respect of its obligations under this Agreement Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

            (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

            SECTION 9.14. Substitution of Currency. If a change in any Foreign Currency occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multi-national authority, this Agreement (including, without limitation, the definitions of Eurocurrency Rate and LIBO Rate) will be amended to the extent determined by the Agent (acting reasonably and in good faith consultation with the Company) to be necessary to reflect the change in currency and to put the Lenders and the Borrowers in the same position, so far as possible, that they would have been in if no change in such Foreign Currency had occurred.

            SECTION 9.15. Waiver of Jury Trial. Each of the Company, each other Borrower, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                         POLYONE CORPORATION


                                         By
                                            ------------------------------
                                            Title:


                                         CITICORP USA, INC.,
                                           as Agent

                                         By
                                            ------------------------------
                                            Title:


                                 Initial Lenders

Commitment

$27,500,000                              CITICORP USA, INC.

                                         By
                                            ------------------------------
                                            Title:


$26,250,000                              BANK ONE, MICHIGAN

                                         By
                                            ------------------------------
                                            Title:


$26,250,000                              DEUTSCHE BANK AG, NEW YORK BRANCH

                                         By
                                            ------------------------------
                                            Title:

                                         By
                                            ------------------------------
                                            Title:

$20,000,000                              KEYBANK NATIONAL ASSOCIATION

                                         By
                                            ------------------------------
                                            Title:


$12,500,000                              ABN AMRO BANK N.V.

                                         By
                                            ------------------------------
                                            Title:


$12,500,000                              BANK OF AMERICA, N.A.

                                         By
                                            ------------------------------
                                            Title:


$12,500,000                              COMERICA BANK

                                         By
                                            ------------------------------
                                            Title:


$12,500,000                              MELLON BANK, N.A.

                                         By
                                            ------------------------------
                                            Title:


$12,500,000                              JP MORGAN CHASE BANK

                                         By
                                            ------------------------------
                                            Title:


$12,500,000                              NATIONAL CITY BANK

                                         By
                                            ------------------------------
                                            Title:

$12,500,000                              SCOTIABANC, INC.

                                         By
                                            ------------------------------
                                            Title:


$12,500,000                              THE BANK OF NEW YORK

                                         By
                                            ------------------------------
                                            Title:


$200,000,000                             Total of the Commitments

                                                                      SCHEDULE I
                                                             POLYONE CORPORATION
                                                      FIVE-YEAR CREDIT AGREEMENT
                                                      APPLICABLE LENDING OFFICES


        Name of Initial Lender             Domestic Lending Office              Eurocurrency Lending Office
        ----------------------             -----------------------              ---------------------------
Citicorp USA, Inc.                       Two Penns Way, Suite 200               Two Penns Way, Suite 200
                                         New Castle, DE 19720                   New Castle, DE 19720
                                         Attn: Pam Cole                         Attn: Pam Cole
                                         T: 302 894-6016                        T: 302 894-6016
                                         F: 302 894-6120                        F: 302 894-6120
-----------------------------------------------------------------------------------------------------------
ABN Amro Bank N.V.                       208 South LaSalle Street               208 South LaSalle Street
                                         Suite 1501                             Suite 1501
                                         Chicago, IL 60603                      Chicago, IL 60603
                                         Attn: Tom Thiakos                      Attn: Tom Thiakos
                                         T: 312 992-5119                        T: 312 992-5119
                                         F: 312 992-5111                        F: 312 992-5111
-----------------------------------------------------------------------------------------------------------
Bank of America, N.A.                    1850 Gateway Blvd.
                                         CA4-706-05-11
                                         Concord, CA 94520-3282
                                         Attn: Curtis Laney
                                         T: 925 675-8398
                                         F: 888 969-9252

                                         With copies of notices to:

                                         335 Madison Avenue                     1850 Gateway Blvd.
                                         5th Floor                              CA4-706-05-11
                                         New York, NY 10017                     Concord, CA 94520-3282
                                         Attn: Donald Chin                      Attn: Curtis Laney
                                         T: 212 503-8453                        T: 925 675-8398
                                         F: 212 503-7878                        F: 888 969-9252
-----------------------------------------------------------------------------------------------------------
The Bank of New York                     One Wall Street, 19th Floor            One Wall Street, 19th Floor
                                         New York, NY 10286                     New York, NY 10286
                                         Attn: Craig T. Anderson                Attn: Craig T. Anderson
                                         T: 212 635-7834                        T: 212 635-7834
                                         F: 212 635-7923                        F: 212 635-7923
-----------------------------------------------------------------------------------------------------------
Bank One                                 611 Woodward Avenue                    611 Woodward Avenue
                                         Detroit, MI 48226                      Detroit, MI 48226
                                         Mail Code: MI18074                     Mail Code: MI18074
                                         Attn: Kathy Elliot                     Attn: Kathy Elliot
                                         T: 313 225-1274                        T: 313 225-1274
                                         F: 313 225-1212                        F: 313 225-1212
-----------------------------------------------------------------------------------------------------------
Comerica Bank                            500 Woodward Avenue, MC 3268           500 Woodward Avenue, MC 3268
                                         Detroit, MI 48226                      Detroit, MI 48226
                                         Attn: Jeffrey Judge                    Attn: Jeffrey Judge
                                         T: 313 222-3801                        T: 313 222-3801
                                         F: 313 222-9514                        F: 313 222-9514
-----------------------------------------------------------------------------------------------------------
Deutsche Bank AG, New York Branch        New York Branch                        New York Branch
                                         24th Floor                             24th Floor
                                         31 West 52nd Street, MS 2409           31 West 52nd Street, MS 2409
                                         New York, NY 10019                     New York, NY 10019
                                         Attn: Jean Hannigan                    Attn: Jean Hannigan
                                         T: 212 469-8648                        T: 212 469-8648
                                         F: 212 469-8701                        F: 212 469-8701
-----------------------------------------------------------------------------------------------------------

        Name of Initial Lender             Domestic Lending Office              Eurocurrency Lending Office
        ----------------------             -----------------------              ---------------------------
Keybank National Association             127 Public Square,                     127 Public Square,
                                         MC OH-01-27-0606                       MC OH-01-27-0606
                                         Cleveland, OH 44114                    Cleveland, OH 44114
                                         Attn: Marianne Meil                    Attn: Marianne Meil
                                         T: 216 689-3549                        T: 216 689-3549
                                         F: 216 689-4981                        F: 216 689-4981
-----------------------------------------------------------------------------------------------------------
Mellon Bank, N.A.                        Three Mellon Center, Room 1203         Three Mellon Center, Room 1203
                                         Pittsburgh, PA 15259                   Pittsburgh, PA 15259
                                         Attn: Roxanne L. Gray                  Attn: Roxanne L. Gray
                                         T: 412 234-4769                        T: 412 234-4769
                                         F: 412 209-6125                        F: 412 209-6125
-----------------------------------------------------------------------------------------------------------
JP Morgan Chase Bank                     JP Morgan Services, INC                JP Morgan Services, INC
                                         500 Stanton Christiana Road            500 Stanton Christiana Road
                                         3-OPS 2                                3-OPS 2
                                         Newark, DE 19713-2107                  Newark, DE 19713-2107
                                         Attn: Jason Curley                     Attn: Jason Curley
                                         Tel: (302)-634-4228                    Tel: (302)-634-4228
                                         Fax: (302)-634-109660 Wall Street      Fax: (302)-634-109660 Wall Street
-----------------------------------------------------------------------------------------------------------
National City Bank                       1900 E. 9th Street, Loc. #2070         1900 E. 9th Street, Loc. #2070
                                         Cleveland, OH 44114                    Cleveland, OH 44114
                                         Attn: Robert S. Coleman                Attn: Robert S. Coleman
                                         T: 216 222-9714                        T: 216 222-9714
                                         F: 216 222-7005                        F: 216 222-7005
-----------------------------------------------------------------------------------------------------------
Scotiabanc, Inc.                         600 Peachtree Street N.E.              600 Peachtree Street N.E.
                                         Suite 2700                             Suite 2700
                                         Atlanta, GA 30308                      Atlanta, GA 30308
                                         Attn: Donna Gardner                    Attn: Donna Gardner
                                         T: 404 877-1559                        T: 404 877-1559
                                         F: 404 888-8998                        F: 404 888-8998

                                                                     SCHEDULE II
                                                             POLYONE CORPORATION
                                                      FIVE-YEAR CREDIT AGREEMENT

                                OTHER OBLIGATIONS

Letters Of Credit                            $  26,703,589

Borrowed Debt & Bank Guarantees              $  67,427,500

Various Hedging Instruments (including those with Lenders and their Affiliates) (Notional Amount)

                                                                    SCHEDULE III
                                                             POLYONE CORPORATION
                                                      FIVE-YEAR CREDIT AGREEMENT

                              MORTGAGED PROPERTIES

PART I

                      Facility Name                            State
             Kennesaw                                             GA
             Macedonia                                            OH
             Burton                                               OH
             Massilon                                             OH
             Seabrook                                             TX
             Kennedale                                            TX
             DeForest                                             WI

PART II

                       Facility Name                            State

             Wynne                                                AR
             Long Beach                                           CA
             Henry                                                IL
             Terre Haute                                          IN
             Pedricktown                                          NJ
             Avon Lake HQ                                         OH
             Avon Lake Mfg                                        OH
             Avon Lake PCC                                        OH
             Lehigh Valley                                        PA
             Dyersburg                                            TN
             Jonesboro                                            TN
             Winchester                                           VA
             Sussex                                               WI

PART III

             Facility Name                                      State
             North Baltimore                                      OH
             Elk Grove                                            IL
             Norwalk                                              OH
             Fort Worth                                           TX

                                                           EXHIBIT A-1 - FORM OF
                                                                REVOLVING CREDIT
                                                                 PROMISSORY NOTE

U.S. $_______________                              Dated:  _______________, 200_

            FOR VALUE RECEIVED, the undersigned, [NAME OF BORROWER], a _________________________ corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of _________________________ (the "Lender") for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender's Commitment in figures] or, if less, the aggregate principal amount of the Revolving Credit Advances made by the Lender to the Borrower pursuant to the Five-Year Credit Agreement dated as of October 30, 2000 among the Borrower, the Lender and certain other lenders parties thereto, and Citicorp USA, Inc. as Agent for the Lender and such other lenders (as amended or modified from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined) outstanding on the Termination Date.

            The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Advance from the date of such Revolving Credit Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

            Both principal and interest in respect of each Revolving Credit Advance (i) in Dollars are payable in lawful money of the United States of America to the Agent at its account maintained at 399 Park Avenue, New York, New York 10043, in same day funds and (ii) in any Committed Currency are payable in such currency at the applicable Payment Office in same day funds. Each Revolving Credit Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

            This Promissory Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Revolving Credit Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Advance being evidenced by this Promissory Note, (ii) contains provisions for determining the Dollar Equivalent of Revolving Credit Advances denominated in Committed Currencies and (iii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

                                        [NAME OF BORROWER]


                                        By
                                          --------------------------------------
                                          Title:

                       ADVANCES AND PAYMENTS OF PRINCIPAL


                                                            Amount of
                                    Amount of             Principal Paid           Unpaid Principal             Notation
           Date                      Advance                or Prepaid                 Balance                   Made By





















                                                           EXHIBIT A-2 - FORM OF
                                                                 COMPETITIVE BID
                                                                 PROMISSORY NOTE

U.S. $_______________                              Dated:  _______________, 200_

            FOR VALUE RECEIVED, the undersigned, [NAME OF BORROWER], a _________________________ corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of _________________________ (the "Lender") for the account of its Applicable Lending Office (as defined in the Five-Year Credit Agreement dated as of October 30, 2000 among the Borrower, the Lender and certain other lenders parties thereto, and Citicorp USA, Inc., as Agent for the Lender and such other lenders (as amended or modified from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined)), on _______________, 200_, the principal amount of [U.S.$_______________] [for a
Competitive Bid Advance in a Foreign Currency, list currency and amount of such Advance].

            The Borrower promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, at the interest rate and payable on the interest payment date or dates provided below:

            Interest Rate: _____% per annum (calculated on the basis of a year of _____ days for the actual number of days elapsed).

            Both principal and interest are payable in lawful money of ________________ to Citicorp, as agent, for the account of the Lender at the office of Citicorp, at _________________________ in same day funds.

            This Promissory Note is one of the Competitive Bid Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) contains provisions for determining the Dollar Equivalent of Competitive Bid Advances denominated in Foreign Currencies and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

            The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

            This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

                                        [NAME OF BORROWER]


                                        By
                                          --------------------------------------
                                          Title:

                                                 EXHIBIT B-1 - FORM OF NOTICE OF
                                                      REVOLVING CREDIT BORROWING

Citicorp USA, Inc., as Agent
  for the Lenders parties
  to the Credit Agreement
  referred to below
  Two Penns Way
  New Castle, Delaware 19720

                                     [Date]

                  Attention: Bank Loan Syndications Department

Ladies and Gentlemen:

            The undersigned, [Name of Borrower], refers to the Five-Year Credit Agreement, dated as of October 30, 2000 (as amended or modified from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and Citicorp USA, Inc., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Revolving Credit Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Revolving Credit Borrowing (the "Proposed Revolving Credit Borrowing") as required by Section 2.02(a) of the Credit Agreement:

            (i) The Business Day of the Proposed Revolving Credit Borrowing is _______________, 200_.

            (ii) The Type of Advances comprising the Proposed Revolving Credit Borrowing is [Base Rate Advances] [Eurocurrency Rate Advances].

            (iii) The aggregate amount of the Proposed Revolving Credit Borrowing is $_______________][for a Revolving Credit Borrowing in a Committed Currency, list currency and amount of Revolving Credit Borrowing].

            [(iv) The initial Interest Period for each Eurocurrency Rate Advance made as part of the Proposed Revolving Credit Borrowing is _____ month[s].]

            The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Revolving Credit Borrowing:

            (A) the representations and warranties contained in Section 4.01 of the Credit Agreement (except the representations set forth in subsection
      (e)(iv) thereof and in subsection (f)(i) thereof) are correct, before and after giving effect to the Proposed Revolving Credit Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and additionally, if the undersigned is a Designated Subsidiary, the representations and warranties contained in its Designation Letter are correct, before and after giving effect to the Proposed Revolving Credit Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

            (B) no event has occurred and is continuing, or would result from such Proposed Revolving Credit Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

                                        Very truly yours,

                                        [NAME OF BORROWER]


                                        By
                                           -------------------------------------
                                           Title:

                                                 EXHIBIT B-2 - FORM OF NOTICE OF
                                                       COMPETITIVE BID BORROWING

Citicorp USA, Inc., as Agent
  for the Lenders parties
  to the Credit Agreement
  referred to below
  Two Penns Way
  New Castle, Delaware 19720

                                     [Date]

                  Attention: Bank Loan Syndications Department

Ladies and Gentlemen:

            The undersigned, [Name of Borrower], refers to the Five-Year Credit Agreement, dated as of October 30, 2000 (as amended or modified from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto and Citicorp USA, Inc., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Credit Agreement that the undersigned hereby requests a Competitive Bid Borrowing under the Credit Agreement, and in that connection sets forth the terms on which such Competitive Bid Borrowing (the "Proposed Competitive Bid Borrowing") is requested to be made:

         (A)  Date of Competitive Bid Borrowing           ______________________
         (B)  Amount of Competitive Bid Borrowing         ______________________
         (C)  [Maturity Date] [Interest Period]           ______________________
         (D)  Interest Rate Basis                         ______________________
         (E)  Day Count Convention                        ______________________
         (F)  Interest Payment Date(s)                    ______________________
         (G)  Currency                                    ______________________
         (H)  Borrower's Account Location                 ______________________
         (I)  _________________________________           ______________________

            The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Competitive Bid Borrowing:

            (a) the representations and warranties contained in Section 4.01 are correct, before and after giving effect to the Proposed Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and additionally, if the undersigned is a Designated Subsidiary, the representations and warranties contained in its Designation Letter are correct, before and after giving effect to the Proposed Revolving Credit Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and;

            (b) no event has occurred and is continuing, or would result from the Proposed Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default;

            (c) no event has occurred and no circumstance exists as a result of which the information concerning the undersigned that has been provided to the Agent and each Lender by the undersigned in connection with the Credit Agreement would include an untrue statement of a material fact or omit to state any material fact or any fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading; and

            (d) the aggregate amount of the Proposed Competitive Bid Borrowing and all other Borrowings to be made on the same day under the Credit Agreement is within the aggregate amount of the unused Commitments of the Lenders.

            The undersigned hereby confirms that the Proposed Competitive Bid Borrowing is to be made available to it in accordance with Section 2.03(a)(v) of the Credit Agreement.

                                        Very truly yours,


                                        [NAME OF BORROWER]


                                         By
                                            ------------------------------------
                                            Title:

                                                             EXHIBIT C - FORM OF
                                                       ASSIGNMENT AND ACCEPTANCE

            Reference is made to the Five-Year Credit Agreement dated as of October 30, 2000 (as amended or modified from time to time, the "Credit Agreement") among PolyOne Corporation, an Ohio corporation (the "Borrower"), the Lenders (as defined in the Credit Agreement) and Citicorp USA, Inc., as agent for the Lenders (the "Agent"). Terms defined in the Credit Agreement are used herein with the same meaning.

            The "Assignor" and the "Assignee" referred to on Schedule I hereto agree as follows:

            1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement as of the date hereof (other than in respect of Competitive Bid Advances and Competitive Bid Notes) equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement (other than in respect of Competitive Bid Advances and Competitive Bid Notes). After giving effect to such sale and assignment, the Assignee's Commitment and the amount of the Revolving Credit Advances owing to the Assignee will be as set forth on
Schedule 1 hereto.

            2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the Revolving Credit Note[, if any,] held by the Assignor [and requests that the Agent exchange such Revolving Credit Note for a new Revolving Credit Note payable to the order of [the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto or new Revolving Credit Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and] the Assignor in an amount equal to the Commitment retained by the Assignor under the Credit Agreement[, respectively,] as specified on Schedule 1 hereto].

            3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.14 of the Credit Agreement.

            4. Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the "Effective Date") shall be the date of acceptance hereof by the Agent, unless otherwise specified on
Schedule 1 hereto.

            5. Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

            6. Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Revolving Credit Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Revolving Credit Notes for periods prior to the Effective Date directly between themselves.

            7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

            8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

            IN WITNESS WHEREOF, the Assignor and the Assignee have caused
Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

                                   Schedule 1
                                       to
                            Assignment and Acceptance

Percentage interest assigned:                                                           _______%

Assignee's Commitment:                                                                  $______

Aggregate outstanding principal amount of Revolving Credit Advances assigned:           $______

Principal amount of Revolving Credit Note payable to Assignee:                          $______

Principal amount of Revolving Credit Note payable to Assignor:                          $______

Effective Date*:  _______________, 200_

                                        [NAME OF ASSIGNOR], as Assignor

                                        By
                                          ______________________________________
                                          Title:

                                        Dated: ___________________________, 200_

                                        [NAME OF ASSIGNEE], as Assignee

                                        By
                                          ______________________________________
                                          Title:

                                        Dated: ___________________________, 200_

                                        Domestic Lending Office:
                                          [Address]

                                        Eurocurrency Lending Office:
                                          [Address]

----------
* This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent.

Accepted and Approved this
__________ day of _______________, 200_

CITICORP USA, INC., as Agent

By
  __________________________________________
  Title:

Approved this __________ day
of _______________, 200_


POLYONE CORPORATION

By
  __________________________________________
  Title:

                                                             EXHIBIT D - FORM OF
                                                           DESIGNATION AGREEMENT

                           Dated _______________, 200_

            Reference is made to the Five-Year Credit Agreement dated as of October 30, 2000 (as amended or modified from time to time, the "Credit Agreement") among PolyOne Corporation, an Ohio corporation (the "Borrower"), the Lenders (as defined in the Credit Agreement) and Citicorp USA, Inc., as agent for the Lenders (the "Agent"). Terms defined in the Credit Agreement are used herein with the same meaning.

            _________________________ (the "Designor") and
_________________________ (the "Designee") agree as follows:

            1. The Designor hereby designates the Designee, and the Designee hereby accepts such designation, to have a right to make Competitive Bid Advances pursuant to Section 2.03 of the Credit Agreement.

            2. The Designor makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto and
(ii) the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

            3. The Designee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Designation Agreement; (ii) agrees that it will, independently and without reliance upon the Agent, the Designor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is a Designated Bidder; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

            4. Following the execution of this Designation Agreement by the Designor and its Designee, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Designation Agreement (the "Effective Date") shall be the date of acceptance hereof by the Agent, unless otherwise specified on the signature page hereto.

            5. Upon such acceptance and recording by the Agent, as of the Effective Date, the Designee shall be a party to the Credit Agreement with a right to make Competitive Bid Advances as a Lender pursuant to Section 2.03 of the Credit Agreement and the rights and obligations of a Lender related thereto.

            6. This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

            7. This Designation Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Designation Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Designation Agreement.

            IN WITNESS WHEREOF, the Designor and the Designee have caused this Designation Agreement to be executed by their officers thereunto duly authorized as of the date first above written.

Effective Date*:                        _______________, 200__

                                        [NAME OF DESIGNOR],
                                          as Designor

                                        By
                                          ______________________________________
                                          Title:

                                        [NAME OF DESIGNEE],
                                          as Designee

                                        By
                                          ______________________________________
                                          Title:

                                        Applicable Lending Office
                                        (and address for notices):
                                          [Address]

Accepted this ____ day
of _______________, 200_


CITICORP USA, INC., as Agent

By
  ______________________________________
  Title:

_______________

* This date should be no earlier than five Business Days after the delivery of this Designation Agreement to the Agent.

                                          EXHIBIT E - FORM OF DESIGNATION LETTER

                                     [DATE]

To each of the Lenders
  parties to the Credit Agreement
  (as defined below) and to Citicorp USA, Inc., as Agent for such Lenders

Ladies and Gentlemen:

            Reference is made to the Five-Year Credit Agreement dated as of October 30, 2000 among PolyOne Corporation (the "Borrower"), certain other borrowers parties thereto, the Lenders named therein, and Citicorp USA, Inc., as Agent for said Lenders (the "Credit Agreement"). Terms used herein and defined in the Credit Agreement shall have the respective meanings ascribed to such terms in the Credit Agreement.

            Please be advised that the Company hereby designates its undersigned Subsidiary, ____________ ("Designated Subsidiary"), as a "Designated Subsidiary" under and for all purposes of the Credit Agreement.

            The Designated Subsidiary, in consideration of each Lender's agreement to extend credit to it under and on the terms and conditions set forth in the Credit Agreement, does hereby assume each of the obligations imposed upon a "Designated Subsidiary" and a "Borrower" under the Credit Agreement and agrees to be bound by the terms and conditions of the Credit Agreement. In furtherance of the foregoing, the Designated Subsidiary hereby represents and warrants to each Lender as follows:

            (a) The Designated Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of ______________________. The Designated Subsidiary is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction (other than the jurisdiction of its incorporation) in which the nature of its activities or the character of the properties it owns or leases makes such qualification necessary and in which the failure so to qualify would have a materially adverse effect on the Designated Subsidiary and its Subsidiaries taken as a whole.

            (b) The execution, delivery and performance by the Designated Subsidiary of this Designation Letter, the Credit Agreement and its Notes are within the Designated Subsidiary's corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) the Designated Subsidiary's charter or by-laws or (ii) any law, rule, regulation or contractual restriction in any material contract or, to the knowledge of the Chief Financial Officer of the Designated Subsidiary, any other contract binding on or affecting the Designated Subsidiary.

            (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Designated Subsidiary of this Designation Letter, the Credit Agreement or its Notes.

            (d) This Designation Letter is, and the Notes of the Designated Subsidiary when delivered hereunder will be, legal, valid and binding obligations of the Designated Subsidiary enforceable against the Designated Subsidiary in accordance with their respective terms.

            (e) There is no pending or, to the best of the Designated Subsidiary's knowledge, threatened action or proceeding involving the Designated Subsidiary or any of its Subsidiaries before any court, governmental agency or arbitrator, (i) as of the date of this Designation Letter, which is likely to materially adversely affect the financial condition or operations of the Designated Subsidiary and its Subsidiaries taken as a whole or (ii) which purports to affect the legality, validity or enforceability of this Designation Letter, the Credit Agreement or any Note of the Designated Subsidiary.

            (f) No proceeds of any Advance will be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934, other than immaterial quantities of equity securities held in the investment portfolio of a Person whose stock is acquired with the proceeds of such Advance.

            (g) The Designated Subsidiary is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

            (h) The Designated Subsidiary is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

                                        Very truly yours,

                                        POLYONE CORPORATION

                                        By
                                          ______________________________________
                                          Title:

                                        [THE DESIGNATED SUBSIDIARY]

                                        By
                                          ______________________________________
                                          Title:

                                                            EXHIBIT F-1- FORM OF
                                                              OPINION OF COUNSEL
                                                                FOR THE BORROWER

                                [Effective Date]

To each of the Lenders parties
  to the Credit Agreement dated
  as of October 30, 2000
  among PolyOne Corporation,
  said Lenders and Citicorp USA, Inc.,
  as Agent for said Lenders, and
  to Citicorp USA, Inc., as Agent

                               PolyOne Corporation

Ladies and Gentlemen:

            This opinion is furnished to you pursuant to Section 3.01(h)(iv) of the Five-Year Credit Agreement, dated as of October 30, 2000 (the "Credit Agreement"), among PolyOne Corporation (the "Borrower"), the Lenders parties thereto and Citicorp USA, Inc., as Agent for said Lenders. Terms defined in the Credit Agreement are used herein as therein defined.

            We have acted as counsel for the Borrower in connection with the preparation, execution and delivery of the Credit Agreement.

            In that connection, we have examined:

            (1) The Credit Agreement.

            (2) The documents furnished by the Borrower pursuant to Article III of the Credit Agreement.

            (3) The [Articles] [Certificate] of Incorporation of the Borrower and all amendments thereto (the "Charter").

            (4) The by-laws of the Borrower and all amendments thereto (the "By-laws").

            (5) A certificate of the Secretary of State of Ohio, dated _______________, 2000, attesting to the continued corporate existence and good standing of the Borrower in that State.

We have also examined the originals, or copies certified to our satisfaction, of the documents listed in a certificate of the chief financial officer of the Borrower, dated the date hereof (the "Certificate"), certifying that the documents listed in such certificate are all of the indentures, loan or credit agreements, leases, guarantees, mortgages, security agreements, bonds, notes and other agreements or instruments, and all of the orders, writs, judgments, awards, injunctions and decrees, that affect or purport to affect the Borrower's right to borrow money or the Borrower's obligations under the Credit Agreement or the Notes. In addition, we have examined the originals, or copies certified to our satisfaction, of such other corporate records of the Borrower, certificates of public officials and of officers of the Borrower, and agreements, instruments and other documents, as we have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, we have, when relevant facts were not independently established by us, relied upon certificates of the Borrower or its officers or of public officials. We have assumed the due execution and delivery, pursuant to due authorization, of the Credit Agreement by the Initial Lenders and the Agent.

            Our opinions expressed below are limited to the law of the State of [Ohio] and the Federal law of the United States.

            Based upon the foregoing and upon such investigation as we have deemed necessary, we are of the following opinion:

            1. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.

            2. The execution, delivery and performance by the Borrower of the Credit Agreement and the Notes, and the consummation of the transactions contemplated thereby, are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Charter or the By-laws or (ii) any law, rule or regulation applicable to the Borrower (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or (iii) any contractual or legal restriction contained in any document listed in the Certificate or, to the best of our knowledge, contained in any other similar document. The Credit Agreement and the Notes have been duly executed and delivered on behalf of the Borrower.

            3. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of the Credit Agreement and the Notes.

            4. To the best of our knowledge, there are no pending or overtly threatened actions or proceedings against the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that purport to affect the legality, validity, binding effect or enforceability of the Credit Agreement or any of the Notes or the consummation of the transactions contemplated thereby or[, except as described in Exhibit 3.01(d) to the Credit Agreement,] that are likely to have a materially adverse effect upon the financial condition or operations of the Borrower or any of its Subsidiaries.

            5. In any action or proceeding arising out of or relating to the Credit Agreement or the Notes in any court of the State of Ohio or in any Federal court sitting in the State of Ohio, such court would recognize and give effect to the provisions of Section 9.09 of the Credit Agreement wherein the parties thereto agree that the Credit Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York. Without limiting the generality of the foregoing, a court of the State of Ohio or a Federal court sitting in the State of Ohio would apply the usury law of the State of New York, and would not apply the usury law of the State of Ohio, to the Credit Agreement and the Notes. However, if a court of the State of Ohio or a Federal court sitting in the State of Ohio were to hold that the Credit Agreement and the Notes are governed by, and to be construed in accordance with, the laws of the State of Ohio, the Credit Agreement and the Notes would be, under the laws of the State of Ohio, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

            The opinions set forth above are subject to the following qualifications:

            (a) Our opinion in the last sentence of paragraph 5 above as to enforceability is subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar law affecting creditors' rights generally.

            (b) Our opinion in the last sentence of paragraph 5 above as to enforceability is subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

            (c) We express no opinion as to (i) Section 2.14 of the Credit Agreement insofar as it provides that any Lender purchasing a participation from another Lender pursuant thereto may exercise set-off or similar rights with respect to such participation and (ii) the effect of the law of any jurisdiction other than the State of Ohio wherein any Lender may be located or wherein enforcement of the Credit Agreement or the Notes may be sought that limits the rates of interest legally chargeable or collectible.

                                        Very truly yours,

                                                            EXHIBIT F-2- FORM OF
                                                              OPINION OF COUNSEL
                                                                FOR THE BORROWER
                                                        RELATED TO THE MORTGAGES

                                [Effective Date]

To each of the Lenders parties
  to the Credit Agreement dated
  as of October 30, 2000
  among PolyOne Corporation,
  said Lenders and Citicorp USA, Inc.,
  as Agent for said Lenders, and
  to Citicorp USA, Inc., as Agent

                               PolyOne Corporation

Ladies and Gentlemen:

                                                             EXHIBIT G - FORM OF
                                                              OPINION OF COUNSEL
                                                      TO A DESIGNATED SUBSIDIARY

                     [Effective Date of Designation Letter]

      1. The Designated Subsidiary is a corporation duly organized, validly
existing and in good standing under the laws of the             .

      2. The execution, delivery and performance by the Designated Subsidiary of the Designation Letter, the Credit Agreement and its Notes are within the Designated Subsidiary's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the organizational documents of the Designated Subsidiary or (ii) any law, rule or regulation applicable to the Designated Subsidiary (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or (iii) any contractual or legal restriction contained in any indentures, loan or credit agreements, leases, mortgages, security agreements, bonds, notes and other agreements or instruments, or orders, writs, judgments, awards, injunctions and decrees, which materially adversely affect or purport to materially adversely affect the Designated Subsidiary's right to borrow money or the Designated Subsidiary's obligations under the Credit Agreement, its Designation Letter or its Notes. The Designation Letter and each Note of the Designated Subsidiary delivered on the date hereof have been duly executed and delivered on behalf of the Designated Subsidiary.

      3. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Designated Subsidiary of the Designation Letter, the Credit Agreement or the Notes of the Designated Subsidiary.

      4. Each of the Designation Letter, the Credit Agreement and the Notes of the Designated Subsidiary are the legal, valid and binding obligations of the Designated Subsidiary enforceable against the Designated Subsidiary in accordance with their respective terms.

                                                            EXHIBIT H - BANKERS'
                                                            ACCEPTANCE AGREEMENT

            THIS AGREEMENT made as of the ______ day of _______________, 200_.

BETWEEN:

            ________________________, a corporation subsisting under the laws of
__________, as Borrower

                                     - and -

            _____________________________________ , a bank subsisting under laws of Canada, as Lender

BACKGROUND:

            Pursuant to the Five-Year Credit Agreement dated as October 30, 2000 among PolyOne Corporation, the Borrower, the Lenders party thereto and Citicorp USA, Inc., as Administrative Agent for the Lenders, the Lender may from time to time offer to make a Competitive Bid Borrowing as referred to and defined therein by way of the issuance of bankers' acceptances.

            This Agreement is intended to govern the rights and obligations between the Lender and the Borrower in respect of such bankers' acceptances.

            NOW THEREFORE in consideration of the covenants in this Agreement and for other consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

- INTERPRETATION

            Definitions

            Unless the context otherwise requires, in this Agreement:

"ACCEPTANCE" means a Draft issued by the Borrower and accepted by the Lender as part of a Competitive Bid Borrowing;

"ACCEPTANCE PROCEEDS" means the cash proceeds realized on the issuance and sale of an Acceptance pursuant to this Agreement before deduction of the Stamping Fee;

"APPLICABLE MARGIN" means the Applicable Margin stipulated in the Lender's offer to make the relevant Competitive Bid Advance:

"BA RATE" means the rate of interest per annum stipulated in the Lender's offer to make the relevant Competitive Bid Borrowing as its applicable bankers' acceptance rate;

"CANADIAN DOLLARS" and the symbol "Cdn.$" each means the lawful currency of Canada;

"COMPETITIVE BID ADVANCE" means a Competitive Bid Advance referred to and defined in the Credit Agreement;

"CREDIT AGREEMENT" means the Credit Agreement referred to in the first recital of the background to this Agreement'

"DRAFT" means a blank non-interest bearing bill of exchange within the meaning of the Bills of Exchange Act (Canada), or blank depository bill within the meaning of the Depositary Bills and Notes Act (Canada), as applicable, drawn by the Borrower and addressed to the Lender, made payable to the Borrower, bearer or a clearing house, as the Lender shall require, and bearing such distinguishing letters and numbers and being in such form as the Lender may require;

"OVERDUE AMOUNT" means any amount payable under this Agreement which is not paid when due and includes the face amount of any Acceptance not paid on its maturity date;

"PRIME RATE" means the rate of interest which the Lender establishes and reports to the Bank of Canada from time to time as the reference rate of interest for determination of the interest rates it will charge for loans in Canadian Dollars to its Canadian customers; and

"STAMPING FEE" means the stamping fee payable at the time each Acceptance is issued, calculated and payable in the manner provided for in Section 2.5.

            References to Agreements

            Each reference in this Agreement to any agreement (including this Agreement and any other defined term that is an agreement) shall be construed so as to include such agreement (including any attached schedules) and each amendment, supplement, amendment and restatement, novation and other modification made to it at or before the time in question.

            Headings, etc.

            The division of this Agreement into Articles, Sections and Subsections and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "THIS AGREEMENT", "HEREOF", "HEREUNDER" and similar expressions refer to this Agreement and not to any particular Article, Section, Subsection, paragraph, subparagraph, clause or other portion of this Agreement.

            Number and Gender

            In this Agreement, words in the singular (including defined terms) include the plural and vice versa (the necessary changes being made to fit the context) and words in one gender include all genders.

- ISSUING ACCEPTANCES

            Competitive Bid Borrowing

            If the Lender offers to make a Competitive Bid Advance available to the Borrower by way of an issue of Acceptances, and such offer is accepted by the Borrower in accordance with the provisions of the Credit Agreement, the provisions of this Agreement shall apply to the Acceptances issued pursuant to the Competitive Bid Advance. In its offer to make a Competitive Bid Borrower the Lender must stipulate both its BA Rate applicable to the requested issue of Acceptances and its offered Applicable Margin which will be used to determine the Stamping Fee.

            Amount and Term

            The term of Drafts must be a period (subject to market availability) of one, two, three or six months ending on or before the Maturity Date referred to and defined in the Credit Agreement. The aggregate face amount of an issue of Drafts to be accepted on any particular borrowing date shall be Cdn.$500,000 or more and be equal to a whole number multiple of Cdn.$100,000. The face amount of each Acceptance shall be a whole number multiple of Cdn.$100,000.

            Power of Attorney

            In order to facilitate issues of Acceptances pursuant to this Agreement, the Borrower authorizes the Lender, and for this purpose appoints the Lender the lawful attorney of the Borrower, to complete, sign and endorse Drafts on its behalf in handwritten or by facsimile or mechanical signature and, once so completed, signed and endorsed, to accept them as an Acceptance under this Agreement and then purchase, discount or negotiate such Acceptances in accordance with the provisions of this Article Two. Drafts so completed, signed and endorsed and negotiated on behalf of the Borrower shall bind the Borrower as if so performed by an authorized officer of the Borrower.

            Discount and Sale of Acceptances

            The Lender shall purchase the Acceptances comprised in the Competitive Bid Advance which has been accepted by the Borrower on the requested borrowing date of such Acceptances at the purchase price equal to the face amount of such Acceptances less an amount equal to the amount that yields to the Lender (excluding the Stamping Fee) an interest rate per annum equal to the BA Rate for the applicable term of such Acceptances. The Lender shall pay the Acceptance Proceeds of each issue of Acceptances to the Local Agent on the requested borrowing date in exchange for delivery of such Acceptances. Such Acceptance Proceeds when received by the Local Agent will be advanced by bank transfer to the Borrower in accordance with the provisions of the Credit Agreement.

            Stamping Fee

            The Stamping Fee is payable by the Borrower to the Lender on the issuance of each Acceptance in Canadian Dollars and shall be calculated upon the fact amount of each such Acceptance for the duration of its term on the basis of the actual number of days to elapse from the date of its Acceptance up to the maturity date of the Acceptance calculated on the basis of a 265 day year at the Applicable Margin. The Lender shall be entitled to deduct from the Acceptance Proceeds to be remitted to the Local Agent pursuant to Section 2.4, the Stamping Fee payable to it as determined in accordance with this Section 2.5.

            Payment of Acceptances

            The Borrower shall pay the Lender the full face amount of each Acceptance accepted by the Lender on its maturity date.

            Waivers

            The Borrower shall not claim from the Lender any days of grace for the payment at maturity of any Drafts presented and accepted by the Lender pursuant to this Agreement. In addition the Borrower waives demand, presentment for payment, protest, noting of protest, dishonour, notice of dishonour and any other notice of defence to payment which might otherwise exist if for any reason an Acceptance is held by the Lender in its own right at the maturity thereof.

- INTEREST CALCULATIONS AND PAYMENTS

            Interest on Overdue Amounts

            The Borrower shall pay the Lender interest on each Overdue Amount from time to time outstanding at a rate equal to the Prime Rate plus 2% per annum.

            Calculations of Interest

Interest payable on each Overdue Amount shall be calculated upon the daily outstanding balance of such Overdue Amount from (and including) its maturity date until (but excluding) the date it is repaid in full, paid in the same currency in which such Overdue Amount is denominated and payable monthly in arrears based upon the actual number of days elapsed in the relevant period of calculation. Interest payable on each Overdue Amount shall be payable both before demand and judgment at the rate set out in Section 3.1 with interest on overdue interest at the same rate.

The rates of interest per annum payable on or in respect of each Overdue Amount are expressed on the basis of a 365 or 366 day year, as applicable. The rates of interest per annum payable on or in respect of Acceptances are payable on the basis of a 365 day year.

Changes in the Prime Rate will cause an immediate adjustment of interest payable on or in respect of each Overdue Amount outstanding from time to time, without the necessity of any notice to the Borrower.

            Interest Act (Canada)

            For the purposes of the Interest Act (Canada):

the yearly rate of interest to which the rate of interest per annum payable on or in respect of any Acceptance is equivalent is such rate multiplied by a fraction the numerator of which is the actual number of days in the relevant year and the denominator of which is 365;

the principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement; and

the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

            Evidence of Indebtedness

            The Lender shall open and maintain on its books accounts evidencing all Acceptances and all amounts owing by the Borrower to the Lender under this Agreement. The Lender shall enter in the accounts details of all amounts from time to time owing, paid or repaid by the Borrower hereunder. The information entered in the accounts shall constitute, in the absence of manifest effort, prima facie evidence of the existence and quantum of the obligations of the Borrower to the Lender hereunder. The Borrower shall, on reasonable notice to the Lender, be entitled to obtain from the Lender copies of extracts of all entries made in such accounts.

            Successors and Assigns

            The Lender may only grant participations in Acceptances made by it hereunder or assign all or any part of its rights or obligations hereunder in accordance with the terms and conditions of the Credit Agreement.

            Time of the Essence

            Time is the essence of each provision of this Agreement.

            Governing Law

            This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws in force in the Province of Ontario. Such choice of law shall, however, be without prejudice to or limitation of any other rights available to the Lender under the Credit Agreement.

            Invalidity

            If any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction from which no further appeal lies or is taken, that provision shall be deemed to be severed herefrom, and the remaining provisions of this Agreement shall not be affected thereby and shall remain valid and enforceable.

            Amendment

            This Agreement may only be amended, supplemented, otherwise modified, restated or novated by a written agreement signed by the Borrower and the Lender.

            Entire Agreement

            There are no representations, warranties, conditions, other agreements or acknowledgements, whether direct or collateral, express or implied, that form part of or affect this Agreement other than as expressed herein or in the Credit Agreement.

            IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.


                                        _____________________________________

                                        By:
                                           _____________________________________

                                        By:
                                           _____________________________________


                                           _____________________________________

                                        By:
                                           _____________________________________

                                        By:
                                           _____________________________________

                                                                  CONFORMED COPY
                                                          AMENDMENTS 1 THROUGH 4

                                U.S. $200,000,000

                           FIVE-YEAR CREDIT AGREEMENT

                          Dated as of October 30, 2000

                                      Among

                               POLYONE CORPORATION
                                   as Borrower

                                       and

                        THE INITIAL LENDERS NAMED HEREIN

                               as Initial Lenders

                                       and

                               CITICORP USA, INC.

                             as Administrative Agent

                                       and

                           SALOMON SMITH BARNEY, INC.


                              as Sole Lead Arranger

                                       and

                 DEUTSCHE BANK SECURITIES INC. and BANK ONE, NA

                              as Syndication Agents

                                TABLE OF CONTENTS

                   ARTICLE I DEFINITIONS AND ACCOUNTING TERMS
SECTION 1.01. Certain Defined Terms.....................................................................     1
SECTION 1.02. Computation of Time Periods...............................................................    14
SECTION 1.03. Accounting Terms..........................................................................    14

                  ARTICLE II AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Revolving Credit Advances.............................................................    14
SECTION 2.02. Making the Revolving Credit Advances......................................................    14
SECTION 2.03. The Competitive Bid Advances..............................................................    15
SECTION 2.04. Fees......................................................................................    19
SECTION 2.05. Termination or Reduction of the Commitments...............................................    19
SECTION 2.06. Repayment of Revolving Credit Advances....................................................    19
SECTION 2.07. Interest on Revolving Credit Advances.....................................................    20
SECTION 2.08. Interest Rate Determination...............................................................    20
SECTION 2.09. Optional Conversion of Revolving Credit Advances..........................................    21
SECTION 2.10. Prepayments of Revolving Credit Advances..................................................    22
SECTION 2.11. Increased Costs...........................................................................    22
SECTION 2.12. Illegality................................................................................    23
SECTION 2.13. Payments and Computations.................................................................    23
SECTION 2.14. Taxes.....................................................................................    24
SECTION 2.15. Sharing of Payments, Etc..................................................................    26
SECTION 2.16. Evidence of Debt..........................................................................    26
SECTION 2.17. Use of Proceeds...........................................................................    26

               ARTICLE III CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of Sections 2.01 and 2.03...........................    26
SECTION 3.02. Initial Loan to Each Designated Subsidiary................................................    28
SECTION 3.03. Conditions Precedent to Each Revolving Credit Borrowing and Extension Date................    29
SECTION 3.04. Conditions Precedent to Each Competitive Bid Borrowing....................................    29
SECTION 3.05. Determinations Under Section 3.01.........................................................    29

                    ARTICLE IV REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Company.............................................    30

                       ARTICLE V COVENANTS OF THE COMPANY

SECTION 5.01. Affirmative Covenants.....................................................................    32
SECTION 5.02. Negative Covenants........................................................................    37
SECTION 5.03. Financial Covenants.......................................................................    40

                          ARTICLE VI EVENTS OF DEFAULT

SECTION 6.01. Events of Default.........................................................................    41

                              ARTICLE VII GUARANTEE

SECTION 7.01. Unconditional Guarantee...................................................................    43

SECTION 7.02. Guaranty Absolute.........................................................................    43
SECTION 7.03. Waivers...................................................................................    44
SECTION 7.04. Continuing Guaranty; Assignments..........................................................    44
SECTION 7.05. Subrogation...............................................................................    44

                             ARTICLE VIII THE AGENT

SECTION 8.01. Authorization and Action..................................................................    45
SECTION 8.02. Agent's Reliance, Etc.....................................................................    45
SECTION 8.03. Citicorp and Affiliates...................................................................    45
SECTION 8.04. Lender Credit Decision....................................................................    46
SECTION 8.05. Indemnification...........................................................................    46
SECTION 8.06. Successor Agent...........................................................................    46
SECTION 8.07. Local Agent; Sub-Agent....................................................................    46
SECTION 8.08. Other Agents..............................................................................    46

                            ARTICLE IX MISCELLANEOUS

SECTION 9.01. Amendments, Etc...........................................................................    47
SECTION 9.02. Notices, Etc..............................................................................    47
SECTION 9.03. No Waiver; Remedies.......................................................................    47
SECTION 9.04. Costs and Expenses........................................................................    47
SECTION 9.05. Right of Set-off..........................................................................    49
SECTION 9.06. Binding Effect............................................................................    49
SECTION 9.07. Assignments, Designations and Participations..............................................    49
SECTION 9.08. Confidentiality...........................................................................    52
SECTION 9.09. Designated Subsidiaries...................................................................    52
SECTION 9.10. Governing Law.............................................................................    53
SECTION 9.11. Execution in Counterparts.................................................................    53
SECTION 9.12. Currency Conversion for Judgments.........................................................    53
SECTION 9.13. Jurisdiction, Etc.........................................................................    53
SECTION 9.14. Substitution of Currency..................................................................    54
SECTION 9.15. Waiver of Jury Trial......................................................................    55

Schedules

Schedule I - List of Applicable Lending Offices

Schedule II - Other Obligations

Schedule III - Mortgaged Properties

Schedule 3.01(b) - Disclosed Litigation

Schedule 5.02(a) - Existing Liens

Schedule 5.02(j) - Existing Foreign Subsidiary Debt

Exhibits

Exhibit A-1 - Form of Revolving Credit Note

Exhibit A-2 - Form of Competitive Bid Note

Exhibit B-1 - Form of Notice of Revolving Credit Borrowing

Exhibit B-2 - Form of Notice of Competitive Bid Borrowing

Exhibit C - Form of Assignment and Acceptance

Exhibit D - Form of Designation Agreement

Exhibit E - Form of Designation Letter

Exhibit F-1 - Form of Opinion of Counsel for the Company

Exhibit F-2 - Form of Opinion of Counsel for the Company Relating to Mortgages

Exhibit G - Form of Opinion of Counsel for Designated Subsidiary

Exhibit H - Form of Acceptance Agreement


                                      iii